UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 2, 2015

To our stockholders:

We invite you to attend our 2015 annual meeting of stockholders, which will be held at our offices at 300 George Street, New Haven, Connecticut 06511 on Tuesday, June 2, 2015 at 9:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect Milind Deshpande, Jason Fisherman and Gary Frashier as our three Class III Directors for terms to expire at our 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve an advisory vote on executive compensation;

3. To approve an amendment to our 2006 Employee Stock Purchase Plan, as amended to date, to increase the number of shares of common stock authorized for issuance under the plan by 1,700,000 shares;

4. To approve the adoption of our 2015 Stock Incentive Plan;

5. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 15, 2015, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You may revoke your proxy at any time prior to its exercise at the annual meeting.

This proxy statement and our 2014 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Each stockholder should take the time to review the attached proxy statement and to complete and return the enclosed proxy card. Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

MARY KAY FENTON
Secretary

New Haven, Connecticut

April 17, 2015

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

Proxy Statement for the 2015 Annual Meeting of Stockholders

To Be Held on June 2, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy is solicited on behalf of the Board of Directors of Achillion Pharmaceuticals, Inc., a Delaware corporation (“we”, “Achillion”, “us”, or the “Company”), and contains information about the Annual Meeting of Stockholders to be held on June 2, 2015, at 9:00 a.m., local time, and any adjournment, continuation or postponement of the meeting, referred to throughout this proxy statement as the Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders or any other purpose that may properly come before the meeting. The Annual Meeting will be held at the offices of the Company at 300 George Street, New Haven, Connecticut 06511.

These proxy solicitation materials are being mailed to all stockholders entitled to vote at the meeting on or about April 27, 2015.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on June 2, 2015

This proxy statement and our 2014 Annual Report on Form 10-K are also available to our stockholders electronically via the Internet at www.achillionproxymaterials.com.

Purpose of Annual Meeting

As described above, the purpose of the Annual Meeting is to obtain approval for the proposals described herein and such other business as may properly come before the meeting, including any adjournment or postponement thereof.

Record Date and Shares Outstanding

Only stockholders who owned shares of our common stock at the close of business on April 15, 2015, referred to in this proxy statement as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Except as otherwise provided in this proxy statement, the holders of common stock as of the Record Date are entitled to one vote per share on matters presented at the Annual Meeting. As of the Record Date, 117,558,135 shares of our common stock were issued and outstanding.

Vote Required

Proposal 1—Election of Three Class III Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 1. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more of the nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory Vote on Executive Compensation

To approve Proposal 2, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal. This vote is advisory only and not binding on the Company. Although this is advisory, we, our Board of Directors, and the Compensation Committee of our Board of Directors value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

Proposal 3— Approval of an Amendment to the 2006 Employee Stock Purchase Plan

To approve Proposal 3, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 3 and any vote by your broker will not be counted and will be considered a broker non-vote. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and voting to ABSTAIN will have no effect on the voting on the proposal.

Proposal 4—Approval of the 2015 Stock Incentive Plan

To approve Proposal 4, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 4 and any vote by your broker will not be counted and will be considered a broker non-vote. If you vote to ABSTAIN on Proposal 4, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and voting to ABSTAIN will have no effect on the voting on the proposal.

Proposal 5—Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2015.

To approve Proposal 5, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 5. If you vote to ABSTAIN on Proposal 5, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not in any way affect your right to attend the Annual Meeting in person. Revocation may be made prior to the Annual Meeting by either written revocation or through a duly executed proxy bearing a later date sent to Achillion Pharmaceuticals, Inc., Attention: Mary Kay Fenton, Secretary, 300 George Street, New Haven, Connecticut 06511, or your proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the proxy. Any mailed revocation sent to Achillion must include the stockholder’s name and must be received by the day prior to the Annual Meeting to be effective.

If you vote your shares over the Internet, only your latest Internet vote will be counted at the Annual Meeting. Attendance at the Annual Meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares of common stock must follow their broker’s directions in order to change those instructions. You may also attend the Annual Meeting in person instead of submitting a proxy; however, please see the instructions below under “Voting of Shares Held in Street Name” if you wish to vote such shares in person at the Annual Meeting.

How Your Proxy Will Be Voted

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by Achillion, including unmarked proxies, will be voted to approve Proposals 1 through 5. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Achillion’s common stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. As there were 117,558,135 shares eligible to vote on the Proposal as of the Record Date, we will need more than 58,779,068 shares present in person or by proxy at the Annual Meeting for a quorum to exist.

Voting

Tabulation

Shares of stockholders entitled to vote who are present at the Annual Meeting in person or by proxy, abstentions and broker non-votes are counted as present or represented at the meeting for purposes of determining whether a quorum exists. An automated system administered by our transfer agent tabulates the votes.

Voting Instructions

The following section summarizes important information on how to vote your shares of common stock.

Voting by Proxy

If you are a record holder, meaning your shares are registered in your name, you may vote over the Internet, by mail or in person at the Annual Meeting pursuant to the following instructions:

Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/achn. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m. Eastern Time on June 1, 2015 for your proxy to be valid and your vote to count.

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card no later than June 1, 2015 for your proxy to be valid and your vote to count.

In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Voting of Shares Held in Street Name

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you will receive instructions from your broker or other nominee regarding how to vote your shares over the Internet or by mail. You should follow those instructions. If you wish to vote your shares in person at the Annual Meeting, contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the Annual Meeting. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Voting of Proxies at the Annual Meeting

All properly executed proxies that we receive prior to the vote at the Annual Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve Proposals 1 through 5.

Properly executed proxies will also be voted for any adjournment or postponement of our Annual Meeting for the purpose of soliciting additional votes to approve Proposals 1 through 5, if necessary. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers, employees or agents of Achillion in person or by telephone, email or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of Achillion for such services.

Broker Non-Votes; Abstentions

In the absence of controlling precedent to the contrary, we intend to treat broker non-votes and abstentions in the following manner:

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are considered present for purposes of calculating a quorum but are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any proposals requiring a plurality or the approval of a majority of the shares of common stock present or represented and voting on such matters and, therefore, do not have any effect on the voting proposals.

Abstentions occur when a stockholder entitled to vote and present in person or represented by proxy affirmatively votes to abstain. Votes in abstention are considered present for purposes of calculating a quorum but do not have any effect on the voting on any proposals.

Solicitation of Proxies

We will pay for all costs incurred in connection with the solicitation of proxies from our stockholders on behalf of our Board of Directors, including assembly, printing and mailing of this document, its related attachments and the proxy card. Our directors, officers and employees may solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Proxy Materials

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders and enclosing separate proxy cards for each stockholder. This process, which is commonly referred to as “householding,” potentially eliminates some duplicative mailings to stockholders and reduces our mailing costs.

For this Annual Meeting, a number of brokers with account holders who are stockholders of Achillion will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, or direct your request via mail to Achillion Pharmaceuticals, Inc., Attention: Mary Kay Fenton, Secretary, 300 George Street, New Haven, Connecticut 06511 or via telephone to (203) 624-7000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2016 Annual Meeting

Proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December 29, 2015 for inclusion in the proxy statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Mary Kay Fenton, at our principal offices not later than March 4, 2016 nor earlier than February 3, 2016. However, if the date of our 2016 annual meeting of stockholders is before May 13, 2016 or after August 1, 2016, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our by-laws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2016 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 28, 2015, or such date as indicated below, the table below indicates the shares of our common stock beneficially owned by (1) each of our directors, (2) our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2014, whom we refer to collectively as our “named executive officers,” (3) all of our directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names.

Percentage of common stock outstanding is based on 117,539,994 shares of our common stock outstanding as of February 28, 2015. Shares of common stock subject to stock options and warrants that are currently exercisable, or exercisable within 60 days of February 28, 2015, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated below, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

FMR, LLC(1) 245 Summer Street Boston, MA 02210	10,833,816	9.22%

RA Capital Management, LLC(2) 20 Park Plaza, Suite 200 Boston, MA 02116	9,200,000	7.83

Domain Associates, LLC(3) One Palmer Square Princeton, NJ 08542	7,729,265	6.42

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	6,757,562	5.75

Directors and Named Executive Officers
Jason Fisherman, M.D.(5)	204,582	*
Gary Frashier(6)	93,332	*
Kurt Graves(7)	188,540	*
Michael D. Kishbauch(8)	186,822	*
Dennis Liotta(9)	254,582	*
David I. Scheer(10)	252,831	*
Robert L. Van Nostrand(11)	189,582	*
Nicole Vitullo(12)	7,838,847	6.51
David Apelian, M.D., Ph.D(13)	181,250	*
Milind S. Deshpande, Ph.D(4)	679,788	*
Mary Kay Fenton(15)	586,874	*
Gautam Shah, Ph.D(16)	351,187	*
Joseph Truitt(17)	454,062	*
All current executive officers and directors as a group (13 individuals)(18)	11,462,279	9.25%

*	Represents holdings of less than one percent of our outstanding stock.
1)	Consists of 10,833,816 shares of common stock held by FMR, LLC as reported on a Schedule 13G filed by FMR, LLC on January 12, 2015.
2)	Consists of 6,736,562 shares of common stock (i) held of record by RA Capital Healthcare Fund, L.P. the “Fund”, and (ii) issuable upon exercise of call options held of record by the Fund. Shares reported for RA Capital Management, LLC (“RA Capital”) represent (a) the above-referenced shares of common stock reported for the Fund, for which RA Capital serves as the sole general partner, and (b) shares of Common Stock (I) held in a separately managed account for which RA Capital serves as investment adviser (the “Account”) and (II) issuable upon exercise of call options held in the Account. Shares reported herein for Mr. Kolchinsky represent the above-referenced shares of Common Stock reported for RA Capital, for which Mr. Kolchinsky serves as the manager. This information is from a Schedule 13G filed by RA Capital Management, LLC on February 17, 2015. Each of Peter Kolchinsky, RA Capital Management, LLC and RA Capital Healthcare Fund, L.P. disclaims beneficial ownership of the shares reported therein except to the extent of its or his pecuniary interest therein.
3)

Consists of 4,572,968 shares of common stock and 2,790,539 shares of common stock issuable upon the exercise of warrants held by Domain Partners VIII, L.P., 59,161 shares of common stock and 20,706 shares of common stock issuable upon the exercise of warrants held by DP VIII Associates, L.P., 25,000 shares held by Domain Associates, LLC and 260,891 shares held by One Palmer Square Associates VIII. Under the terms of the warrants, Domain Partners VIII, L.P. and DP VII Associates, L.P. are not permitted to exercise a warrant for common stock or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed

19.99% of the number of shares of our common stock outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
4)	Consists of 6,757,562 shares of common stock held by BlackRock, Inc. This information is from a Schedule 13G filed by BlackRock, Inc. on January 29, 2015.
5)	Includes stock options to purchase 164,582 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015.
6)	Includes stock options to purchase 88,332 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015.
7)	Includes stock options to purchase 165,831 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015.
8)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015.
9)	Includes stock options to purchase 154,582 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015.
10)	Consists of stock options to purchase 189,582 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015held by David Scheer and 63,249 shares of common stock held by Scheer Investment Holdings III, LLC. Mr. Scheer, a director of Achillion, is the Managing Member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC. Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
11)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015.
12)	Consists of the shares of common stock and shares of common stock issuable upon the exercise of warrants, each as described in footnote 3, as well as stock options to purchase 109,582 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015 held by Nicole Vitullo. Ms. Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
13)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015.
14)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015.
15)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015.
16)	Includes stock options to purchase 348,062 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015. Dr. Shah ceased to be an employee on March 31, 2015.
17)	Consists of stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2015.
18)	Includes stock options to purchase 3,498,931 shares of our common stock and 2,811,245 shares issuable upon exercise of warrants currently exercisable or exercisable within 60 days of February 28, 2015.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes and currently consists of three Class III Directors (Milind S. Deshpande, Jason S. Fisherman and Gary E. Frashier), three Class I Directors (Kurt Graves, Dennis Liotta and David I. Scheer), and three Class II Directors (Michael D. Kishbauch, Robert L. Van Nostrand and Nicole Vitullo). One class is elected each year and members of each class hold office for three year terms. Our Board of Directors has set the number of directors at nine. The Class III, Class I and Class II Directors will serve until the annual meeting of stockholders to be held in 2015, 2016 and 2017, respectively, and until their respective successors are elected and qualified.

At the annual meeting, Class III directors will stand for reelection. The persons named in the enclosed proxy card will vote to elect Drs. Deshpande and Fisherman and Mr. Frashier as Class III Directors unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors.

If they are elected, Drs. Deshpande and Fisherman and Mr. Frashier will each hold office until our annual meeting of stockholders in 2018 and until his respective successor is duly elected and qualified. Each of the nominees has indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information for each member of the Board of Directors, including the nominees for election as Class III Directors. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he or she has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our Nominating and Corporate Governance Committee and our Board to conclude that he or she should serve as a director. In addition, we believe that all of our directors and nominees possess the attributes or characteristics described below under the heading “Director Nomination Process” that the committee expects of each director, including the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, lack of conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our Board of Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of February 28, 2015 appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees Whose Terms Expire in 2015 (Class III Directors)

Milind S. Deshpande, Ph.D., age 58. Dr. Deshpande was appointed our President and Chief Executive Officer in May 2013, at which time he was also elected to our Board of Directors. Prior to that, he was our President of Research and Development and Chief Scientific Officer. Prior to joining Achillion in September 2001, Dr. Deshpande was Associate Director of Lead Discovery and Early Discovery Chemistry at the Pharmaceutical Research Institute at Bristol-Myers Squibb, a pharmaceutical company, from 1991 to 2001, where he managed the identification of new clinical candidates to treat infectious and neurological diseases. From 1988 to 1991, he held a faculty position at Boston University Medical School. Dr. Deshpande is on the Board of Directors of Spero Therapeutics, a private biotechnology company. Dr. Deshpande received his Ph.D. in Organic Chemistry from Ohio University, following his undergraduate education in India. Dr. Deshpande has extensive leadership experience in research and development, including leading our efforts to advance our drug portfolio. In addition, Dr. Deshpande’s knowledge of the life sciences industry adds significant value to our Board.

Jason S. Fisherman, M.D., age 58. Dr. Fisherman has served as a director of Achillion since March 2000 and currently serves as a member of our Audit Committee and our Strategy and Corporate Development Committee. Since 2007, Dr. Fisherman has been a Managing Director of Synthesis Capital (formerly known as Advent Healthcare Ventures), a life science venture capital firm he co-founded in 2007. From 2002 to 2007, Dr. Fisherman was a Managing Director of Advent International, a global private equity firm which he joined in 1994. Prior to Advent, Dr. Fisherman served for four years as Senior Director of Medical Research for Enzon Pharmaceuticals and previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman is currently a director of several private biopharmaceutical companies and previously served on the Board of Directors of Aegerion Pharmaceuticals, a public biopharmaceutical company, from December 2005 until April 2011. Dr. Fisherman received his B.A. from Yale University, his M.D. from the University of Pennsylvania and his M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Fisherman’s qualifications include his scientific experience, notably in clinical development and strategic product development. In addition to drug research and clinical development expertise, Dr. Fisherman brings a wealth of venture capital management experience in such areas as financing, business development and alliance formation. Finally, his broad knowledge of the life sciences industry is of significant value to our Board.

Gary E. Frashier, age 78. Mr. Frashier has served as a director of Achillion since March 2008 and currently serves as chair of our Compensation Committee and as a member of our Audit Committee. Mr. Frashier, through his company Management Associates, has been a strategic consultant to emerging growth companies in the life sciences field since 2000. From 1990 until 1998, he served as Chief Executive Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and from 1997 until 2000, as its Chairman of the Board. From 1987 until 1990, he served as President and CEO of Genex Corporation, a protein engineering company, and from 1984 until 1987, as Chairman and CEO of Continental Water Systems, Inc., a manufacturer and marketer of equipment to produce ultra-high purity water used by the pharmaceutical, medical, electronics and research industries. Mr. Frashier also served as Executive Vice President of Millipore Corporation, a provider of products and services used in pharmaceuticals, manufacturing, clinical, analytical and research laboratories, and as President of Millipore’s Waters Associates chromatography subsidiary. Mr. Frashier also serves on the Board of Directors of privately held Metric Medical Devices, Inc, a medical device developer and marketing company, and Viroxis Corporation, a biopharmaceutical company. Mr. Frashier received a B.S. in Chemical Engineering from Texas Tech University, where he is a Distinguished Engineer, and received his M.B.A. from the Massachusetts Institute of Technology, where he was an Alfred P. Sloan Fellow. Mr. Frashier’s qualifications include extensive managerial, manufacturing and merger and acquisition experience as a chief executive officer of multiple life sciences industry companies. As a director with several emerging technology companies, and as a consultant in the industry, Mr. Frashier also provides extensive experience in compensation management, alliance management and strategy development, all of which enhances his value on our Board.

Directors Whose Terms Expire in 2016 (Class I Directors)

Kurt Graves, age 47. Mr. Graves has served as a director of Achillion since June 2012 and currently serves as a member of our Compensation Committee, Nominating and Corporate Governance Committee and our Strategy and Corporate Development Committee. Mr. Graves has served as Executive Chairman and Chief Executive Officer of Intarcia Therapeutics, a biotechnology company, since September 2010. Prior to joining Intarcia Therapeutics, Mr. Graves served as Executive Vice President, Chief Commercial Officer and Head of Corporate and Strategic Development at Vertex Pharmaceuticals, a pharmaceutical company, from July 2007 to November 2009. From January 1999 to July 2007, Mr. Graves held various leadership positions at Novartis, a pharmaceutical company, most recently as Global Head of the General Medicines Business Unit and Chief Marketing Officer for the Pharmaceuticals division. Prior to Novartis, Mr. Graves held commercial and general management positions of increasing responsibility at Merck and Astra Merck Pharmaceuticals. Mr. Graves currently serves as Chairman of the Board of Intarcia Therapeutics, and is also Chairman of the Board at Radius Health, Inc., a biopharmaceutical company. Mr. Graves also serves on the Board of Directors of Pulmatrix, a privately-held biotechnology company. Mr. Graves earned his B.S. in Biology from Hillsdale College and has attended executive leadership programs at Harvard, Wharton School of Management and University of Michigan.

Mr. Graves is a global industry leader with more than twenty years of U.S. and global general management experience in top-tier US and European based pharmaceutical and biotech companies. He has successfully built and managed several of the largest multi-billion dollar franchises in the industry and developed and launched more than 10 blockbuster brands in a broad range of general medicine, specialty and orphan disease areas. Mr. Grave’s extensive commercial and general management experience in the pharmaceutical industry makes him an important contributor as we seek to advance our drug candidates toward commercialization.

Dennis Liotta, Ph.D., age 66. Dr. Liotta has served as a director of Achillion since December 2008. Dr. Liotta has been a Professor of Chemistry at Emory University since 1976 where he has focused his research on the discovery and development of novel antiviral, anticancer and anti-inflammatory therapeutic agents. He is recognized as one of the premier discoverers of novel therapeutics, having been one of the inventors associated with ten FDA approved therapeutics including Epivir, Combivir, Trizivir, Epzicom, Epivir-HBV, Emtriva, Truvada, Atripla, Complera and Stribid. He is also the lead inventor of Q-122 (formerly known as MSX-122), a safe, orally available clinical agent for controlling hot flashes in post-menopausal women. Dr. Liotta has authored over 250 peer reviewed publications and is an inventor on 78 issued US patents. He co-founded numerous companies, including Pharmasset and most recently, DRIVE, Drug Innovation Ventures at Emory, a non-profit drug development company focused on the development of therapies for treating single stranded RNA virus infections, such as Dengue Fever, hepatitis C, influenza A and B, respiratory syncytial virus and various equine encephalitis viruses. Dr. Liotta received a B.A. from Queens College and a Ph.D. from the City University of New York. He was a post doctorate research associate at The Ohio State University and has received Honorary Doctorates from both Queens College and the University of Queensland, Australia. Dr. Liotta’s wealth of broad scientific knowledge, most notably his expertise in synthetic and medicinal chemistry, adds significant value to our Board. Dr. Liotta also brings the managerial experience gained on several life sciences company boards, in addition to the extensive managerial expertise he utilizes in his international philanthropic work.

David I. Scheer, age 62. Mr. Scheer has served as Chairman of our Board since March 2010, as a director of Achillion since August 1998, and currently serves as chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee and our Strategy and Corporate Development Committee. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., which focuses on venture capital activities, corporate strategy, and transactional advisory services focused on life sciences. Mr. Scheer is on the Board of Directors, and also serves as Chairman of the Board, of Aegerion Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Scheer previously served on the Board of Directors of Tengion, Inc., a biopharmaceutical company. Mr. Scheer also serves as Chairman of the Board of two privately-held biotechnology companies. Additionally, Mr. Scheer serves on the Board of Directors of Connecticut United for Research Excellence, an educational and business advocacy network. He is on the Executive Board of the Center for Biomedical and Interventional Technologies (CBIT) at Yale University. He has been a co-organizer or Chair of a series of life science conferences involving public and global health in collaboration with Yale, and has been a speaker at the annual conferences involving orphan drug innovation for the National Organization for Rare Disorders. He serves as a member of a working group with the Division of Bioethics at NYU Langone Medical Center focusing on Expanded Access and Compassionate Use policy. Mr. Scheer has been invited to be a guest lecturer or panelist for courses at the Wharton School of the University of Pennsylvania, the Yale School of Management, and the University of New Haven, and has been an Executive-in-Residence at the Carey Business School at Johns Hopkins University. He has served as Chair of the Strategic Advisory Committee for the Global Task Force to Expand Access to Cancer Care in the Developing World, and as chair of the Unfinished Agenda in Infectious Diseases, both of which being initiatives associated with the Harvard School of Public Health. Mr. Scheer received an A.B. from Harvard College and a M.S. from Yale University. Mr. Scheer’s significant role in the launch, growth, and corporate governance experience in the life sciences provide significant value to our Board. In addition, Mr. Scheer’s extensive experience in transactions involving corporate alliances, licensing arrangements, divestments, and mergers and acquisitions in the life sciences complements our Board.

Directors Whose Terms Expire in 2017 (Class II Directors)

Michael D. Kishbauch, age 65. Mr. Kishbauch has served as a director of Achillion since July 2004 and currently serves as chair of our Strategy and Corporate Development Committee. Mr. Kishbauch was President and Chief Executive Officer of Achillion from July 2004 until his retirement in September 2013. From September 1996 to July 2004, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc., a biotechnology company. Mr. Kishbauch serves on the Board of Directors of Progenics Pharmaceuticals, Inc., an oncology company, and TetraLogic Pharmaceuticals, Inc, a biopharmaceutical company. Mr. Kishbauch holds a M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University. Mr. Kishbauch has held senior management positions in the life sciences industry for over 28 years. His extensive operational, strategic and product planning and promotion experience is coupled with extensive sales, marketing and product launch experience. In addition, Mr. Kishbauch previously served as our Chief Executive Officer and has held board positions with several other life sciences companies. This comprehensive knowledge of the industry adds significant value to our Board.

Robert L. Van Nostrand, age 58. Mr. Van Nostrand has served as a director of Achillion since April 2007 and currently serves as chair of our Audit Committee and as a member of our Compensation Committee. Mr. Van Nostrand is currently on the Board of Directors of Enumeral Biomedical Corporations, a biotechnology company, Intra-Cellular Therapies, a biopharmaceutical company, Metabolix, Inc., a bio industrial company, and the Biomedical Research Alliance of New York, a private company providing clinical trial services. Prior to this, Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc. a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is also on the Board of the New York Biotechnology Association and was the former chairman, and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York. He is a Certified Public Accountant. Mr. Van Nostrand held board and executive positions with several life sciences companies, particularly contributing his financial management expertise. Mr. Van Nostrand’s vast industry experience, as well as his expertise in financial operations, transaction structuring and risk management, make him a significant contributor to our Board.

Nicole Vitullo, age 57. Ms. Vitullo has served as a director of Achillion since September 2010 and currently serves on our Nominating and Corporate Governance Committee. Ms. Vitullo joined Domain Associates, a venture capital firm with an exclusive focus on life sciences, in 1999 and became a Partner in 2004. In addition to investment responsibilities, she is involved in the distribution/liquidation strategies for the public companies in Domain’s Venture Capital portfolios. Ms. Vitullo is on the Board of Directors of VentiRx Pharmaceuticals and an Observer to the Board of Cotera Inc., both privately-held life sciences companies, and serves on the Boards of Directors of Celator Pharmaceuticals, Inc., Esperion Pharmaceuticals, Inc. and Marinus Pharmaceuticals, all publicly traded pharmaceutical companies. Ms. Vitullo was formerly on the board of Durata Therapeutics (which was sold to Acatvis Plc). From 1992 through 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. where she had responsibility for the U.S. public market investments of International Biotechnology Trust plc and Biotechnology Investments Limited. From 1991 to 1992, Ms. Vitullo served as the Director of Corporate Communications and Investor Relations at Cephalon, a publicly traded biotechnology company. Prior to Cephalon, Ms. Vitullo spent 12 years at Eastman Kodak, most recently in Corporate Development where she was involved in the development and management of Eastman Kodak’s venture capital activities. Ms. Vitullo received a B.A. and M.B.A. from the University of Rochester. Ms. Vitullo’s extensive industry knowledge allows her to contribute to our Board in such matters as strategic product development and planning, financing, alliance formation, and market communications. Ms. Vitullo’s extensive board membership with other companies provides her with very broad experience across several therapeutic areas in the life sciences, and her contributions to our Board span multiple disciplines.

Board Recommendation

The Board of Directors believes that the election of Drs. Deshpande and Fisherman and Mr. Frashier to serve as Class III directors is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The section of this proxy statement titled “Information About Executive and Director Compensation” beginning on page 35, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2014. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two, or three years. At our 2011 Annual Meeting of Stockholders, our stockholders indicated their preference for an advisory vote on the compensation of our named executive officers to be held annually, which annual frequency was also the recommendation of our Board. Our Board subsequently determined that we will hold an advisory vote on the compensation of our named executive officers on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board otherwise determines that a different frequency for such votes is in the best interests of our stockholders.

Board Recommendation

The Board of Directors recommends that stockholders vote to approve the compensation of our named executive officers by voting ‘FOR’ this proposal.

PROPOSAL 3— APPROVAL OF AN AMENDMENT TO THE 2006 EMPLOYEE STOCK PURCHASE PLAN

Our 2006 Employee Stock Purchase Plan, as amended to date (the “ESPP”), was adopted by our Board of Directors in May 2006, amended in September 2006 and approved by our stockholders in September 2006. The ESPP was further amended by our Board of Directors in March 2010 to address the issuance of final regulations under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

On March 17, 2015, our Board of Directors adopted an amendment to the ESPP, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the ESPP by 1,700,000 shares from 500,000 shares to 2,200,000 shares.

As of March 31, 2015, 458,230 shares of common stock have been purchased under the ESPP, and 41,770 shares remain available for purchase under the ESPP. During the year ended December 31, 2014, a total of 102,555 shares were purchased by employees under the ESPP.

As of March 31, 2015, we had a total of 117, 558,135 shares of common stock outstanding and 64 employees eligible to participate in the ESPP.

Our Board of Directors believes that our ESPP provides an important employee benefit that helps us attract, motivate and retain highly qualified and experienced employees.

Summary of the 2006 Employee Stock Purchase Plan

The following summary of the ESPP is qualified in its entirety by reference to the full text of the ESPP, as proposed to be amended, which is attached as Appendix A to this proxy statement. In addition, a copy of the ESPP, as proposed to be amended, may be obtained by making a written request to our Corporate Secretary at Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. References to the Board of Directors in this summary shall include the Compensation Committee of the Board of Directors or any similar committee appointed by the Board of Directors to administer the ESPP.

Administration

The ESPP is administered by our Board of Directors or by a committee appointed by our Board of Directors.

Eligibility

All our employees, including directors who are employees, are eligible to participate in any one or more of the offerings to purchase common stock under the ESPP if they are employed on the offering commencement date, they are customarily employed by us for more than 20 hours a week and for more than five months in a calendar year and they have been employed by us for at least six months prior to enrolling in the ESPP. However, no employee is eligible to receive an option to purchase shares of our common stock under the ESPP that would result in the employee owning 5% or more of the total combined voting power or value of our common stock immediately after the grant of an option under the ESPP.

Offerings

We make offerings to employees to purchase stock under the ESPP which begin each December 1 and June 1, or the first business day thereafter. Each offering consists of a six-month period (the “plan period”) during which payroll deductions are made and held for the purchase of common stock at the end of the applicable plan period. Our Board of Directors may, in its discretion, choose a different plan period of twelve months or less for subsequent offerings. Eligible employees may authorize payroll deductions in any dollar amount up to a maximum of 15% of the compensation such employee receives during the applicable plan period for the purchase of common stock under the ESPP. Our Board of Directors may, in its discretion, designate a lower maximum contribution rate. In addition, eligible employees may decrease or discontinue payroll deductions once during any plan period but may not increase their payroll deductions during such plan period.

The price at which an employee may purchase common stock under the ESPP is 85% of the lower of (i) the closing price of our common stock on the first business day of the applicable plan period and (ii) the closing price of our common stock on the last business day of the applicable plan period.

Limitations

A participant’s right to purchase common stock under our ESPP is limited under Section 423 of the Code. Participants may purchase on the last business day of each plan period, at the applicable purchase price, up to a whole number of shares of common stock determined by multiplying $2,083 by the number of full months in the plan period and dividing the result by the closing price on the offering commencement date; provided, however, that no employee may be granted an option which permits his or her rights to purchase common stock under this or any other ESPP of the Company to accrue at a rate which exceeds $25,000 of the fair market value of our common stock (determined as of the offering commencement date) for each calendar year in which the option is outstanding at any time.

Changes in Capitalization

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than an ordinary cash dividend, we are required to make appropriate and equitable adjustments in connection with the ESPP in a manner determined by our Board of Directors to the following: (i) the number and class of securities available under the ESPP, (ii) the share limitations set forth in the ESPP and (iii) the price at which participating employees may purchase shares of common stock under the ESPP.

Mergers and Other Reorganization Events

In connection with a merger or other reorganization event, our Board of Directors may take one or more of the following actions pursuant to the ESPP as to some or all outstanding options:

•	provide that options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

upon written notice to employees, provide that all outstanding options will be terminated as of the effective date of the reorganization event and that all outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our Board of Directors, which date will not be less than 10 days preceding the effective date of such reorganization event;

•

upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions will be returned to participating employees on such date;

•

in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to a participating employee equal to (A) the per share cash payment price times the number of shares of common stock subject to the employee’s option (to the extent the option price does not exceed the per share cash payment price) minus (B) the aggregate option price of such option, in exchange for the termination of such option;

•	provide that, in connection with a liquidation or dissolution, options will convert into the right to receive liquidation proceeds (net of the option price).

Amendment and Termination

Our Board of Directors may amend or terminate the ESPP at any time, except that we must obtain stockholder approval for any amendment that requires stockholder approval under Section 423 of the Code, and our Board of Directors may not make any amendment that would cause the ESPP to fail to comply with Section 423 of the Code. Upon termination of the ESPP, we are required to promptly refund all amounts held in the payroll deduction accounts of participating employees.

Federal Income Tax Information

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the plan and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants.

A participant will not have income upon enrolling in the plan or upon purchasing stock at the end of an offering. A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock. If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of (i) 15% of the value of the stock on the day the offering commenced and (ii) the participant’s profit. Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Achillion.

There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board Recommendation

The Board of Directors believes that approval of the amendment to the ESPP is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 4—APPROVAL OF THE 2015 STOCK INCENTIVE PLAN

On March 19, 2015, our Board of Directors adopted, subject to stockholder approval, the 2015 Stock Incentive Plan (the “2015 Plan”). The 2015 Plan, if approved by our stockholders, will replace our 2006 Stock Incentive Plan, as amended to date (the “2006 Plan”), which expires by its terms on May 15, 2016. If the 2015 Plan is approved by stockholders, the 2006 Plan will terminate, and all then outstanding awards under the 2006 Plan will remain in effect, but no additional awards will be made under our 2006 Plan. However, the terms of the 2006 Plan will continue to apply to awards previously granted under the 2006 Plan.

As of March 31, 2015, options to purchase an aggregate of 9,338,011 shares of common stock were outstanding under all equity incentive plans in aggregate with a weighted average exercise price of $6.94 and a weighted average remaining contractual life of 7.4 years. As of March 31, 2015, no restricted stock awards, restricted stock units or stock appreciation rights were outstanding under all equity incentive plans in aggregate.

As further described below, the 2015 Plan would allow for the issuance of 6,900,000 new shares of common stock plus up to 1,716,000 shares of common stock that may remain available for issuance under the previously approved 2006 Plan immediately prior to the effectiveness of the 2015 Plan, all of which shares would rollover and become available for issuance under the 2015 Plan upon its effectiveness. Solely to the extent that any of the 9,331,347 shares of common stock subject to awards that are currently issued and outstanding under the 2006 Plan expire, terminate, are surrendered, cancelled or forfeited, such shares also will become available for the future grant of awards under the 2015 Plan. All of the foregoing share numbers are subject, in the case of incentive stock options, to any limitations under the Code, and are also subject to adjustment upon stock splits, stock dividends, and other specified events.

The 2015 Plan is intended to be a broad-based plan that allows for the issuance of equity awards within our organization. Approximately 66 employees, or about 97% of our employee population, currently participate in our equity incentive compensation programs. In addition, our non-employee directors and consultants currently participate in our equity incentive compensation programs. The Board of Directors believes that approving the 2015 Plan is appropriate and in the best interests of stockholders given the highly competitive environment in which we recruit and retain employees, the burn rate of our peers and our historical rate of issuing equity awards. Our Board of Directors and management will carefully consider all proposed grants under the 2015 Plan.

In developing our share request for the 2015 Plan and analyzing the impact of utilizing equity on our shareholders, we considered our “burn rate” and “overhang.”

Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Set forth below is a table that reflects our historical awards granted for the 2012 through 2014 period and the corresponding burn rate.

Fiscal Year	Options Granted	Basic Weighted Average Number of Common Shares Outstanding	Gross Burn Rate (1)
2014	2,224,200	98,367,149	2.3%
2013	3,026,450	93,982,920	3.2%
2012	1,753,800	73,965,246	2.4%
Three-Year Average			2.6%

(1)	“Gross Burn Rate” is defined as the number of shares of common stock underlying options granted in the year divided by the basic weighted average number of shares of common stock outstanding.

Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by: the sum of (a) the total number of shares underlying all equity awards outstanding, (b) the total number of shares available for future award grants and (c) the basic weighted average common shares outstanding for the most recently completed fiscal year. Our overhang at December 31, 2014 was 10.2%. After giving effect to the proposed adoption of the 2015 Plan, total overhang would have been 15.6% at December 31, 2014.

Summary of the 2015 Stock Incentive Plan

The following summary of the 2015 Plan is qualified in its entirety by reference to the full text of the 2015, as proposed, which is attached as Appendix B to this Proxy Statement. In addition, a copy of the 2015 Plan, as proposed, may be obtained by making a written request to our Corporate Secretary at Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. References to the Board of Directors in this summary shall include the Compensation Committee of the Board of Directors or any similar committee appointed by the Board of Directors to administer the 2015 Plan.

Material features of the 2015 Plan include the following:

•

Grants of “full-value” awards are deemed for purposes of determining the number of shares available for future grants under the 2015 Plan as an award of 1.2 shares for each share of common stock subject to the award. Grants of stock options or stock appreciation rights are deemed to be an award of one share for each share of common stock subject to the award;

•

The 2015 Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or to satisfy tax withholding requirements and provides that stock appreciation rights (“SARs”) will be counted against the shares available under the 2015 Plan based on the full number of shares subject to the SAR regardless of the number of shares actually used to settle the SAR;

•	The award of stock options (both incentive and nonstatutory options), SARs, restricted stock, restricted stock units (“RSUs”) and other stock-based awards is permitted;

•	The 2015 Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval;

•

Stockholder approval is required prior to an amendment to the 2015 Plan that would (i) materially increase the number of shares available, (ii) expand the types of available awards, (iii) materially expand the class of participants eligible to participate, or (iv) materially increase the benefits available to participants; and

•	The 2015 Plan is administered by the Compensation Committee, which is made up entirely of independent directors.

Types of Awards; Shares Available for Issuance

The 2015 Plan allows for the issuance of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock awards, RSUs and other stock-based awards. We refer to these securities as “Awards.”

The 2015 Plan would allow for the issuance of 6,900,000 new shares of common stock plus up to 1,716,000 shares of common stock that may remain available for issuance under the previously approved 2006 Plan immediately prior to the effectiveness of the 2015 Plan, all of which shares would rollover and become available for issuance under the 2015 Plan upon its effectiveness. Solely to the extent that any of the 9,331,347 shares of common stock subject to awards that are currently issued and outstanding under the 2006 Plan expire, terminate, are surrendered, cancelled or forfeited, such shares also will become available for the future grant of awards under the 2015 Plan. All of the foregoing share numbers are subject, in the case of incentive stock options, to any limitations under the Code, and are also subject to adjustment upon stock splits, stock dividends, and other specified events. Certain sub-limitations apply to the shares available for issuance under the 2015 Plan. The maximum number of shares with respect to which Awards may be granted to any participant under the 2015 Plan may not exceed 1,500,000 shares per fiscal year (subject to adjustment upon stock splits, stock dividends, and other specified events). The maximum aggregate number of shares with respect to which Awards may be granted to directors who are not our employees at the time of grant will be 10% of the maximum number of shares authorized for issuance under the 2015 Plan.

Subject to adjustment in the event of stock splits, stock dividends or other specified events, any Award that is not a full-value award will be counted against the share limits specified in the 2015 Plan and the sub-limitations described above related to grants to non-employee directors as 1.2 shares for each one share of common stock subject to such full-value award. A “full-value award” is any Award of restricted stock, RSUs or other stock-based award with a per share price or per unit purchase price lower than 100% of fair market value on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the 2015 Plan, each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as 1.2 shares is returned to the 2015 Plan, each applicable share reserve will be credited with 1.2 shares.

For purposes of counting the number of shares available for grant under the 2015 Plan and the sub-limitations described above:

•

All shares of common stock covered by SARs will be counted against the number of shares available for grant under the 2015 Plan and the sub-limitations described above. However, if a SAR is granted in tandem with an option for the same number of shares of common stock and the grant provides that only one such Award may be exercised, only the shares covered by the option will be counted, and the expiration of one in connection with the other’s exercise will not restore shares to the 2015 Plan.

•

If any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of common stock subject to such Award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any common stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused common stock covered by such Award will be added back to the number of shares available for the future grant of Awards.

•

Shares of common stock delivered to us by a participant to (i) purchase shares of common stock upon the exercise of an Award or (ii) satisfy minimum statutory tax withholding obligations with respect to any Award (including shares retained from the Award creating the tax obligation) will not be added back to the number of shares available for the future grant of Awards.

•	Shares of common stock repurchased by us on the open market using the proceeds from the exercise of an Award will not increase the number of shares available for future grant of Awards.

Substitute Awards granted under the 2015 Plan in connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity will not count against the overall share limits and sub-limitations described above, except as required by reason of Section 422 and related provisions of the Code.

Shares issued under the 2015 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

Description of Awards

Options. An option is an award where the recipient receives the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Only our employees may receive “incentive stock options” as defined in Section 422 of the Code. An option that is not intended to be an incentive stock option is a “nonstatutory stock option”. Our Board of Directors establishes the exercise price of each option or the formula by which such exercise price will be determined. The exercise price will be specified in the applicable option agreement. Options may not be granted at an exercise price less than 100% of the fair market value of our common stock on the effective date of grant. Each option will be exercisable at such times and subject to such terms and conditions as the Board of Directors specifies in the applicable option agreement. However, no option will be granted under the 2015 Plan with a term in excess of 10 years. The 2015 Plan permits the following forms of payment of the exercise price of an option: (i) payment by cash, check or, except as may otherwise be provided in the applicable option agreement or approved by our Board of Directors, in connection with a “cashless exercise” through a broker; (ii) to the extent provided in the applicable option agreement or approved by our Board of Directors, and subject to certain conditions, by surrender to us of shares of our common stock owned by the participant valued at their fair market value; (iii) to the extent provided in an applicable nonstatutory stock option agreement or approved by our Board of Directors, and subject to certain conditions, by delivery of a notice of “net exercise” as a result of which we will retain shares of common stock otherwise issuable pursuant to the stock option; (iv) to the extent provided in the applicable option agreement or approved by our Board of Directors, by any other lawful means, or (v) by any combination of these forms of payment.

Stock Appreciation Rights. A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. SARs may be granted independently or in tandem with options granted under the 2015 Plan. When a SAR is granted in tandem with a stock option, the SAR will be exercisable only at such time or times, and to the extent that the related stock option is exercisable (except to the extent designated by our Board of Directors in connection with an acquisition or change in control event) and will be transferable only with the related option. The 2015 Plan provides that the grant price or exercise price of an SAR may not be less than 100% of the fair market value per share of our common stock on the effective date of grant and that SARs granted under the 2015 Plan may not have a term in excess of 10 years.

No Repricings of Options or SARs; Other Limitations. With respect to options and SARS, unless such action is approved by stockholders or permitted under the terms of the 2015 Plan in connection with certain changes in capitalization and change in control events, we may not (i) amend any outstanding option or SAR granted under the 2015 Plan to provide an exercise price or grant price per share that is lower than the then-current exercise price or grant price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the 2015 Plan) and grant in substitution therefor new Awards under the 2015 Plan (other than certain Awards granted in connection with our merger or consolidation with, or acquisition of, another entity, covering the same or a different number of shares of common stock and having an exercise price or grant price per share lower than the then-current exercise price per share of the canceled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or grant price per share above the then-current fair market value of our common stock, or (iv) take any other action under the 2015 Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market. No option or SAR granted under the 2015 Plan shall contain any provision entitling the grantee to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR or provide for the payment or accrual of dividend equivalents.

Restricted Stock Awards. We may issue Awards entitling recipients to acquire shares of our common stock subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board of Directors in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. We refer to these Awards as Restricted Stock. Unless otherwise provided in the applicable Award agreement, any dividend declared and paid by us with respect to a share of Restricted Stock shall be paid to the participant (without interest) only if and when such shares of Restricted Stock become free from any applicable restrictions on transferability and forfeitability.

Restricted Stock Unit Awards. Instead of granting Awards for Restricted Stock, we may grant Awards entitling the recipient to receive shares of our common stock (or cash equal to the fair market value of such shares) to be delivered at a future date on or after such Award vests. We refer to these Awards as RSUs. A participant has no voting rights with respect to any RSUs. To the extent provided by our Board of Directors in its sole discretion, a grant of RSUs may provide the participant with a right to receive dividend equivalents, which may be settled in cash and/or shares of our common stock and shall be subject to the same restrictions on transfer and forfeitability as the underlying RSUs.

Other Stock-Based Awards. Under the 2015 Plan, our Board of Directors may grant other Awards that are based upon our common stock or other property having such terms and conditions as the Board of Directors may determine including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock, and the grant of Awards entitling recipients to receive shares of our common stock to be delivered in the future. We refer to these types of Awards as Other Stock-Based Awards. Other Stock-Based Awards may be available as a form of payment in the settlement of other Awards granted under the 2015 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of our common stock or cash, as our Board of Directors determines.

Performance Awards. In addition, Restricted Stock, RSUs and Other Stock-Based Awards under the 2015 Plan may be made subject to the achievement of performance goals. We refer to these types of Awards as “Performance Awards.” With respect to Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee shall specify, at the time of grant, that such Performance Award the degree of granting, vesting or payout will be subject to the achievement of one or more objective performance measures established by the Compensation Committee, which will be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Compensation Committee: (i) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (ii) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (iii) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (iv) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (v) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (vi) new product or service releases; (vii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Board from time to time; and/or (viii) specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings and (ix) achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Compensation Committee may specify that such performance measures will be adjusted to exclude any one or more of the following: (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (x) may vary by participant and may be different for different Awards; (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Compensation Committee; and (z) shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code. Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on these or such other performance measures as the Board of Directors may determine.

Eligibility to Receive Awards. All of our employees, officers and directors, as well as our consultants and advisors, are eligible to be granted Awards under the 2015 Plan. As of March 31, 2015, approximately 66 individuals, including our employees, four executive officers and eight non-employee directors, would have been eligible to receive awards under the 2015 Plan. Awards under the 2015 Plan are discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. On April 10, 2015, the last reported sale price of our common stock on the NASDAQ Global Market was $10.36 per share.

Transferability of Awards. Except as the Board of Directors may otherwise determine or provide in an Award in connection with certain gratuitous transfers, Awards cannot be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are only exercisable by the participant.

Administration

Our Board of Directors administers the 2015 Plan and is authorized to adopt, alter and repeal the administrative rules, guidelines and practices relating to the 2015 Plan and to interpret the provisions of the 2015 Plan and any Award documentation and remedy any ambiguities, omissions or inconsistencies therein. Pursuant to the terms of the 2015 Plan, our Board of Directors may delegate authority under the 2015 Plan to one or more committees or subcommittees of our Board of Directors. To the extent permitted by applicable law, our Board of Directors may delegate to one or more of our officers the power to grant stock options and certain other Awards to our employees or non-executive officers and to exercise such other powers under the 2015 Plan as the Board of Directors may determine, provided that the Board of Directors shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant. No officer shall be authorized to grant Awards to any of our executive officers. Awards to non-employee directors will only be granted and administered by a committee, all the members of which are independent as defined by Section 5606(a)(2) of the NASDAQ Marketplace Rules.

The Board of Directors may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

All actions and decisions by the Board of Directors with respect to the 2015 Plan and any Awards shall be made in the Board of Director’s discretion and shall be final and binding on all persons having or claiming any interest in the 2015 Plan or in any Award.

No director, officer, other employee or agent acting pursuant to authority delegated by the Board of Directors shall be liable for any action or determination relating to or under the 2015 Plan. We will indemnify and hold harmless each director, officer, other employee or agent to whom any duty or power relating to the administration or interpretation of the 2015 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board of Director’s approval) arising out of any act or omission to act concerning the 2015 Plan unless arising out of such person’s own fraud or bad faith.

Provisions for Foreign Participants. The Board of Directors may modify Awards or options granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2015 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of common stock other than an ordinary cash dividend, (i) the number and class of securities available under the 2015 Plan, (ii) the share counting rules and sublimits set forth in the 2015 Plan, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share and per-share provisions and the grant price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by us (or substituted Awards may be made, if applicable) in the manner determined by our Board of Directors.

Without limiting the generality of the foregoing, in the event we effect a split of our common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises an option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of common stock acquired upon such option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

Consequences of a Merger or Other Reorganization Event. In connection with a merger or other reorganization event, our Board of Directors may take any one or more of the following actions as to all (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board of Directors determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between us and the participant):

•	provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

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upon written notice to a participant, provide that the participant’s unexercised and/or unvested Awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice;

•	provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such reorganization event;

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in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to participants with respect to each Award held by a participant equal to (i) the number of shares of common stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (x) the price per share paid to common stockholders over (y) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award;

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provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and

•	any combination of the foregoing.

The 2015 Plan also contains special rules related to the treatment of RSUs that are subject to Section 409A in connection with a reorganization event.

Upon the occurrence of a reorganization event other than a liquidation or dissolution of us, our repurchase and other rights with respect to outstanding Restricted Stock shall inure to the benefit of our successor and shall, unless the Board of Directors determines otherwise, apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board of Directors may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a participant and us, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a participant and us, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

Amendment or Termination. Our Board of Directors may amend, modify or terminate any outstanding Award, including but not limited to, substituting another Award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to such action shall be required unless (i) the Board of Directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the 2015 Plan or (ii) that the change is permitted in connection with a change in capitalization or reorganization event.

Our Board of Directors may amend, suspend or terminate the 2015 Plan or any portion thereof at any time provided that (i) to the extent required to comply with Section 162(m), no Award intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, unless and until our stockholders approve the amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under NASDAQ rules may be made effective unless and until our stockholders approve such amendment; and (iii) from and after the effective date of an amendment to the NASDAQ corporate governance rules to no longer require stockholder approval of material amendments to equity compensation plans, no amendment to the 2015 Plan (A) materially increasing the number of shares authorized under the 2015 Plan (other than in connection with stock splits, stock dividends or other specified events), (B) expanding the types of Awards that may be granted under the 2015 Plan, or (C) materially expanding the class of participants eligible to participate in the 2015 Plan, shall become effective until stockholder approval is obtained.

Effective Date and Term of the 2015 Plan

The 2015 Plan will become effective on the date the plan is approved by our stockholders. No Awards will be granted under the 2015 Plan after the completion of 10 years from the effective date, but Awards previously granted may extend beyond that date.

Federal Income Tax Consequences

The following is a general summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2015 Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant (an “83(b) election”). If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

RSUs. A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock Unit Awards. The tax consequences associated with any Other Stock Unit Award granted under the 2006 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Achillion. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board Recommendation

The Board of Directors believes that adoption of the 2015 Stock Incentive Plan is in the best interests of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

PROPOSAL 5—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee management of the company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to senior executives and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board of Directors’ Determination of Independence

Under applicable NASDAQ rules, a director only qualifies as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Frashier, Graves, Scheer, Van Nostrand, Drs. Fisherman or Liotta or Ms. Vitullo has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the full Board. In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our Board. Nominees are not discriminated against on the basis of race, religion, national origin, gender or any other basis as proscribed by law. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director and views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional concepts such as race or gender. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth above under “Stockholder Proposals for the 2016 Annual Meeting.”

Board of Directors Leadership Structure

Mr. Scheer has served as our Chairman of the Board since March 2010. We believe that having an independent director serve as our Chairman allows our Chief Executive Officer to focus on our business, while allowing the Chairman of the Board to fulfill a fundamental leadership role of providing advice to and independent oversight of our Board.

Our Chief Executive Officer devotes a substantial amount of time and effort to his position. The Chairman of the Board role requires significant additional commitment, particularly as the Board’s oversight responsibilities continue to grow. Our Board is committed to practicing good corporate governance and believes that having an independent non-executive director serving as Chairman is the appropriate leadership structure for our Company.

Our Chairman of the Board is responsible for the smooth functioning of our Board and enhancing its effectiveness. Our Chairman will guide the process of our Board, provide input on agenda items, and preside at Board meetings. Our Chairman will also act as a liaison between our Board members and our executive management team, consulting regularly and providing guidance on Board-related matters.

Board of Directors’ Role in Risk Oversight

Our Board of Directors plays an important role in risk oversight directly and through its Committees. In particular, the Board of Directors meets regularly with and is updated by our executive officers on areas of material risk to the Company, including strategic planning and financial, regulatory, legal and operational updates. These reports are provided in connection with every regular Board meeting and are discussed, as necessary, at the meeting. The Board of Directors is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate Board committee.

Our Audit Committee is responsible for oversight of our financial processes and for monitoring our internal controls over financial reporting, disclosure controls and procedures, our risk management and investment policies and our code of business conduct and ethics. The Audit Committee meets regularly with management and our independent registered public accounting firm and addresses risks as the Audit Committee deems appropriate.

Our Compensation Committee monitors risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Committee’s responsibilities include annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and our other named executive officers’ compensation, making recommendation to our Board with respect to the compensation of our other executive officers, overseeing an annual evaluation of our executives and reviewing our compensation policies and procedures in general.

Our Nominating and Corporate Governance Committee reviews and assesses the adequacy and risk associated with our corporate governance policies, identifies and recommends appropriate individuals to be nominated to our Board of Directors and oversees an annual evaluation to determine if our committees are functioning effectively.

Our Strategy and Corporate Development Committee assists management in carrying out its various responsibilities related to business focus, potential mergers, acquisitions, divestures, financial initiatives, and other strategic transactions. The Committee’s responsibilities include reviewing and providing guidance to management and our Board of Directors with respect to our basic strategy and business model, assisting management and our Board of Directors in discussions on material changes in our strategy, as they may evolve, and reviewing with management prospective candidates for corporate strategic transactions or potential collaboration partners, when and as appropriate.

Board of Directors Meetings and Attendance

Our Board of Directors held ten meetings, either in person or by teleconference, during the year ended December 31, 2014, or fiscal 2014. During fiscal 2014, each of our current directors attended at least 75% of the aggregate number of Board of Directors meetings and meetings held by all committees on which he or she then served.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting of Stockholders. In 2014, all of our current directors attended the Annual Meeting of Stockholders.

Board of Directors Committees

Our Board of Directors has established four standing committees—Audit, Compensation, Nominating and Corporate Governance and Strategy and Corporate Development. Our Audit, Compensation and Nominating and Corporate Governance Committees each operate under a written charter that has been approved by the Board of Directors. Current copies of the charters for our Audit, Compensation and Nominating and Corporate Governance committees are posted on the Corporate Governance section of our website, www.achillion.com.

Our Board of Directors has determined that all of the members of each of the Board’s Audit, Compensation and Nominating and Corporate Governance committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

The chart below lists the standing committees of our Board and indicates who currently serves on those committees and how many meetings each committee held during fiscal 2014.

Board Member	Audit	Compensation	Nominating and Corporate Governance	Strategy and Corporate Development
Jason Fisherman, M.D.	■			■
Gary Frashier	■	☐
Kurt Graves		■	■	■
Michael Kishbauch				☐
Dennis Liotta
David Scheer		■	☐	■
Robert Van Nostrand	☐	■
Nicole Vitullo			■
Meetings in fiscal 2014	5	9	1	2
☐	Committee Chair
■	Committee Member

Our Board of Directors has determined that Mr. Van Nostrand is an “audit committee financial expert” as defined by applicable SEC rules.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	monitoring our risk management and investment policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions;

•	preparing the Audit Committee Report required by SEC rules;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent registered public accounting firm.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer and our other named executive officers’ compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, and reporting to our Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering discretionary cash bonus awards and our equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with senior executives our “Compensation Discussion and Analysis”; and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board of Director members;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing an annual evaluation of the Board of Directors.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”. The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

Strategy and Corporate Development Committee

Our Strategy and Corporate Development Committee’s responsibilities include:

•	reviewing and providing guidance to management and the Board of Directors with respect to the Company’s strategy and business model;

•	assisting management and the Board of Directors in discussions on material changes in the Company’s strategy, as they may evolve in the Company; and

•	periodically reviewing with management prospective candidates for corporate strategic transactions or potential collaboration partners, when and as appropriate.

Communicating with the Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board, Lead Director or Chairman of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, CT 06511.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our chief executive officer, chief financial officer and corporate controller. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Select Market listing standards concerning any amendments to, or waivers of, our code.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The purpose of this compensation discussion and analysis is to discuss the principles underlying our compensation philosophy, programs, policies and decisions with respect to all of our “named executive officers” with a focus on the factors we rely upon most heavily in setting compensation for those individuals. This discussion is intended to help our stockholders understand the detailed information provided in the compensation tables included in this proxy statement in the context of our overall compensation programs and practices.

Compensation Objectives

The primary objective of the Compensation Committee of our Board of Directors with respect to executive compensation is to attract, retain and motivate the best possible executive talent. The Compensation Committee strives to tie short- and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives and to align executives’ incentives with stockholder value creation. To achieve this objective, the Compensation Committee has maintained, and expects to continue to implement, compensation plans that tie a substantial portion of executives’ overall compensation to our corporate, research, clinical, regulatory, business development, financial and operational performance.

Compensation Processes

Our Compensation Committee is responsible for establishing and administering our philosophy and policies governing the compensation for our executive officers, including determining base salaries, cash bonuses and equity incentive compensation. The Compensation Committee also considers the recommendations of our chief executive officer when determining the appropriate levels of compensation for each of our other executive officers, including our other named executive officers, as well as for the company as a whole.

Our chief executive officer and our vice president of human resources develop these recommendations by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical industry. We believe that this data provides us with an appropriate starting point for compensation benchmarks, as many of the companies included in these surveys have similar organizational structures and tend to compete with us for executives and other employees. The Compensation Committee retains Radford, an Aon Hewitt Corporation company, on a regular, bi-annual basis in a comprehensive engagement to assist in evaluating the compensation of executives, directors and employees, including the competitive pay position of the Company’s executives, directors and employees, as well as our corporate governance practices. The Committee’s objectives in obtaining these reviews are to ensure competitive compensation practices overall with a focus on retaining employees.

We operate within the framework of a pay-for-performance philosophy which is intended to bring base salaries and total executive compensation in line with the median of companies with a similar number of employees and in a similar stage of development represented in the compensation data that we review.

To determine each component of an executive’s initial compensation package, we utilize numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience, as well as past compensation;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills and the relative need within Achillion for someone with those skills.

We have implemented, and the Compensation Committee has approved, an annual performance review process under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the Company as a whole and for each individual executive and the function that each executive oversees. Annual corporate goals are proposed by senior executives and approved by our Board of Directors at the beginning of each calendar year. These corporate goals target the achievement of specific research, clinical, regulatory, business development and financial and operational milestones. Individual and functional goals are proposed by each executive and approved by the chief executive officer during the first quarter of each calendar year. Annual individual and functional goals focus on contributions which facilitate the achievement of the corporate goals. The chief executive officer’s goals and our other named executive officers’ individual goals are reviewed and approved by the Compensation Committee. In addition to individual goals for each executive officer, the executive team establishes certain shared goals over which the executive officers as a group have shared accountability. These shared goals are the corporate goals, which typically involve advancement of our portfolio and assets, share price appreciation and targets for limiting total operating expenditures.

During the last two months of the calendar year, our chief executive officer and vice president of human resources and the Compensation Committee evaluate individual, functional and corporate performance against the written goals for the year. Annual salary increases, annual bonuses and annual stock option awards granted to our employees are tied to the achievement of these goals. Consistent with our compensation philosophy, each non-executive employee’s evaluation begins with a written self-assessment, which is submitted to the employee’s supervisor. The supervisor then prepares a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance, and, in some cases, input from others within the Company. This process leads to a recommendation by senior executives for annual employee salary increases, annual stock option awards and bonuses, if any, which is then reviewed and approved by the Compensation Committee. Our executive officers, other than the chief executive officer, are evaluated by the chief executive officer, who submits recommendations for salary increases, bonuses and stock option awards to the Compensation Committee for review and approval. In the case of the chief executive officer, the individual performance evaluation is evaluated by the Compensation Committee and the Compensation Committee determines his or her salary increase, bonus and stock option award which are approved by our Compensation Committee and reported to our Board of Directors. For all employees, including our executive officers, annual base salary increases, to the extent granted, are implemented effective the first day of the new calendar year.

In the fourth quarters of 2010, 2012 and 2014, as part of the Compensation Committee’s bi-annual engagement of Radford, Radford assessed the competitive pay position of the Company’s executives, employees and directors. As part of this process, the Compensation Committee reevaluated the Company’s peer group, executive total rewards, including base salary, target incentive bonus as a percentage of base salary, target total cash and long-term incentive compensation for officers and directors based on the newly defined peer group comparison, the Company’s historical executive and non-executive equity program, including the Company’s potential equity ownership level relative to its peer companies, current “in-the-money” gains and retention value from the Company’s unvested outstanding equity program, potential wealth creation opportunities based on potential future stock prices, and the Company’s aggregate and annual dilution relative to its peer companies.

The first step in the compensation review process is the review and analysis of appropriate peer group for the Company. After discussions with, and review by the Compensation Committee, Radford recommended and the Compensation Committee approved a peer group of publicly traded companies to benchmark competitive pay levels and compensation practices. Peer group companies are those which are:

•	in a similar industry

•	at a similar stage of product development

•	have market capitalizations ranging from $400.0 million to $3.5 billion; and

•	have 30 to 300 employees.

In October 2014, the Compensation Committee assessed the companies in the peer group and eliminated three companies that, over the course of 2014, fell outside the parameters outlined above and included seven new companies to the peer group. We then reviewed the publicly available compensation data from this peer group in the process of setting compensation for our chief executive officer and our other named executive officers. The peer group consisted of the following companies:

Celldex Therapeutics	Insmed	Sarepta Therapeutics
Clovis Oncology	Karyopharm Therapeutics	Sunesis Pharmaceuticals
Dynavax Technologies	Lexicon Pharmaceuticals	Synageva BioPharma
Enanta Pharmaceuticals	Neurocrine Biosciences	Synta Pharmaceuticals
Idenix Pharmaceuticals	Novavax	Ultragenyx Pharmaceuticals
Infinity Pharmaceuticals	Receptos	ZIOPHARM Oncology
Inovio Pharmaceuticals	Sangamo BioSciences

In addition to this defined peer group, our Compensation Committee also reviewed a wider data set from the Radford Global Life Sciences Survey (October 2014 Edition) that included all life sciences companies with 50-149 employees.

Based on the revised peer group for the Company, Radford also evaluated our existing compensation practices for executives and directors, our employee equity plan and our corporate governance practices. In summary, the data from these engagements demonstrated that the Company’s base salaries generally were positioned near the 50th percentile, with the exception of Dr. Apelian’s salary which was at approximately the 75th percentile based on competitive hiring for clinical physicians. Further, the Company’s executive short-term incentive opportunities were generally aligned with market practice. Thus, the Company’s aggregate total cash compensation was generally aligned with the market 50th percentile. Similarly, the Company’s annual equity incentives were positioned between the market 50th and 75th percentiles.

In December 2014, the Compensation Committee considered the results of Radford’s analysis in making year-end compensation adjustment decisions. Specifically, the Compensation Committee increased the base salaries of our named executive officers, with the exception of our chief executive officer, by 3% in response to the updated comparative data. Our chief executive officer’s base salary was increased by 8.5% also in response to the updated comparative data, again targeting the 50th percentile. In addition, the Compensation Committee considered the competitive results in making annual grants of stock options to employees and executives in order to target the 50th percentile level.

Say-on-Pay

Beginning in 2011, we gave our stockholders an opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual stockholders meeting. Stockholders were asked to approve, on an advisory basis, the compensation paid to our named executive officers. A significant percentage of stockholders have indicated approval of the compensation of the named executive officers, with approximately 94% of the votes of the shares present or represented and voting on such matter cast in favor of the proposal at our 2014 annual stockholders meeting.

In light of the results of the advisory vote, the Compensation Committee approached decisions regarding executive compensation policies and decisions for 2014 in a manner consistent with prior years.

Executive Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives and non-executive employees are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the mean of the salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with the market and with our overall compensation philosophy. Base salaries are reviewed annually as part of our performance review process and increased for merit, as determined through an assessment of each employee’s or executive’s success in meeting or exceeding individual performance objectives and an assessment of achievement of corporate goals. If we identify significant market changes in our data analysis, we also realign base salaries with market levels for the same positions in the companies of similar size to us represented in the compensation data we review. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s or employee’s role or responsibilities.

In December 2014, our Compensation Committee approved an increase in aggregate non-executive employee base salaries of 4% based upon merit and to reflect pending non-executive employee promotions. The aggregate increase in base salaries was also based upon competitive life sciences industry information which indicated that peer companies were utilizing an average 3% merit increase for 2014 salary adjustments. The Compensation Committee also approved increases in executive base salaries ranging from 2%—8.5%, utilizing an average 3% merit increase recommended by Radford and also to adjust salary to market 50th percentile. The increases to our executives’ salaries were based upon merit of base salaries in line with market levels for similar positions in comparable, peer group companies. The Compensation Committee’s analysis was based upon a review of comparable positions in our peer group as well as on comparable positions in life sciences companies with 50-149 employees.

Milind S. Deshpande, Ph.D., President and Chief Executive Officer. Dr. Deshpande’s annual base salary in 2014 was $484,100. In December 2014, Compensation Committee approved an increase of 8.5% to Dr. Deshpande’s annual base salary to $525,100, effective in January 2015. In making its determination to increase Dr. Deshpande’s salary, our Compensation Committee considered three key factors: (i) significant achievement of corporate goals (see “Annual Performance-based Cash Bonus” for discussion of these corporate goals); (ii) the innovation and discovery of Company’s new Factor D complement inhibitor drug platform; and (iii) his pay relative to our peer group and to align his base salary with the market 50th percentile.

David Apelian, M.D., Ph.D., Executive Vice President and Chief Medical Officer. Dr. Apelian’s annual base salary in 2014 was $457,600. In December 2014, the Compensation Committee approved an increase of 3% to Dr. Apelian’s annual base salary to $471,328, effective in January 2015. In making its determination to increase Dr. Apelian’s base salary, our Compensation Committee considered two key factors: (i) successful execution of key clinical studies, specifically the proof-of-concept study of ACH-3422 and the ACH-3102 and sofosbuvir proxy study and (ii) successfully leading the clinical development organization.

Mary Kay Fenton, Executive Vice President and Chief Financial Officer. Ms. Fenton’s annual base salary in 2014 was $349,650. In December 2014, the Compensation Committee approved an increase of 3% to Ms. Fenton’s annual base salary to $360,140, effective in January 2015. In making its determination to increase Ms. Fenton’s salary, our Compensation Committee considered two key factors: (i) the level of achievement of

Ms. Fenton’s financial, operational and strategic goals during the year, and (ii) effectively managing our investor relations function and communicating our value proposition, supporting a greater than 50% increase in share price.

Gautam Shah, Ph.D., Executive Vice President and Chief Compliance Officer. Dr. Shah’s annual base salary in 2014 was $344,500. In December 2014, the Compensation Committee approved an increase of 2% to Dr. Shah’s annual base salary to $351,390, effective in January 2015. In making its determination to increase Dr. Shah’s base salary, our Compensation Committee considered two key factors: (i) his effective regulatory and chemical manufacturing support of ACH-3422, ACH-3102, ACH-2684 and (ii) effectively managing the release of the full clinical hold on sovaprevir. Dr. Shah ceased to be an employee on March 31, 2015.

Joseph Truitt, Executive Vice President and Chief Commercial Officer. Mr. Truitt’s annual base salary in 2014 was $337,310. In December 2014, the Compensation Committee approved an increase of 3% to Mr. Truitt’s annual base salary to $347,429, effective in January 2015. In making its determination to increase Mr. Truitt’s base salary, our Compensation Committee considered three key factors: (i) the advancement of the Company’s commercial plans during 2014, (ii) the effective assessment and identification of first target indication for our Factor D complement inhibitor platform; and (iii) effectively communicating our commercial value position in both HCV and the Factor D complement inhibitor platform to key external stakeholders.

Annual Performance-Based Cash Bonus

Our compensation program includes eligibility for an annual performance-based discretionary cash bonus. We believe that annual performance-based discretionary cash bonuses compensate for the achievement of strategic, operational and financial objectives and achievement of individual goals. Our Board of Directors has established cash bonus targets for different positions or ranks of employees within our organization that range from 5% to 145% of base salary. The amount of the cash bonus paid is determined on the level of achievement of the stated corporate, department and individual performance goals. For 2014, the target annual performance-based cash bonus percentage was 60% of base salary for our chief executive officer and 35% of base salary for all our other executives. Upon review of 2014 corporate and individual results against goals periodically established by the Compensation Committee and our management throughout the year, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are not achieved or are exceeded.

In December 2014, our Compensation Committee approved cash bonus compensation ranging from 114% to 133% of target annual performance-based cash bonus for executives. In making this determination, the Committee gave consideration to (i) achievement of corporate objectives in terms of both scientific and business accomplishments that were completed during the annual period, which totaled approximately 135% and were weighted at 70%; (ii) individual achievements by executives, which ranged from 50% to 110% and were weighted at 30%; and (iii) external factors that also impacted the market value of our common stock.

In particular, management and the Compensation Committee considered, among other things, the following achievements and the level of effort applied towards each during 2014:

•	the progress and results of our studies for ACH-3102, ACH-3422 and ACH-2684;

•

in June 2014, the lifting of the full clinical hold on sovaprevir by the U.S. Food and Drug Administration (the “FDA”), allowing us to advance sovaprevir in clinical trials of patients infected with hepatitis C virus, but requiring us to seek FDA approval to conduct multi-dose clinical trials in healthy subjects;

•	our progress during 2014 toward filing an investigational new drug (“IND”) application for ACH-3422 and the pre-IND meeting materials which were prepared for ACH-3422;

•

our filing in April and July 2014 of clinical trial applications (“CTAs”) in New Zealand and Australia, respectively, and our receipt of approval in March and July 2014, respectively, to proceed with in-human clinical studies under the CTAs;

•	our development of tablet formulations for ACH-3102 and ACH-2684, including the achievement of bio-availability and manufacturing feasibility of the tablet formulations;

•	our development of an initial prototype tablet formulation for ACH-3422;

•	our progress and results with respect to the development of oral inhibitors of complement Factor D;

•	our financial and operational results, including our cash management and cash and cash equivalents balance as of December 31, 2014; and

•	the appreciation of our stock price during 2014.

Dr. Deshpande’s annual cash bonus award for 2014 was $384,860 which represents 132.5% of his target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall strategic goals, Dr. Deshpande’s individual objectives for 2014 including: (i) effectively leading the Company and in exceeding achievement of corporate goals; (ii) advancing the Company’s HCV portfolio through success execution of clinical studies, notably the first-in-human studies with ACH-3422; (iii) innovation in the discovery of the Factor D complement inhibitor platform; (iii) share price appreciation of over 50% over the calendar year from $3.30 to $12.29 per share; (iv) ensuring resources were effectively and efficiently managed with year-end cash balances above the target; and (v) effectively managing the clinical hold of sovaprevir and effectively leading the regulatory and clinical operations to advance our HCV assets to combination studies to be launched in 2015.

Dr. Apelian’s annual cash bonus award for 2014 was $212,212 which represents 132.5% of his target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall strategic goals, Dr. Apelian’s individual objectives for 2014 including: (i) effectively leading and developing strategy for our HCV portfolio; (ii) effective execution and completion three clinical studies for our HCV portfolio; and (iii) successfully leading the clinical development organization.

Ms. Fenton’s annual cash bonus award for 2014 was $158,480, which represents 129.5% of her target bonus award. In making this award, the Compensation Committee considered her individual objectives for 2014 including: (i) developing and implementing a multi-dimensional financial plan consistent with the Company’s strategic goals; (ii) effectively managing the Company’s investor relations efforts; (iii) providing timely and accurate financial reporting and compliance, budget management and operations management; (iv) providing a high level of operations support for research and development staff; and (v) supporting business development activities from a strategic and financial standpoint.

Dr. Shah’s annual cash bonus award for 2014 was $138,058, which represents 114.5% of his target bonus award. In making this award, the Compensation Committee considered his individual objectives for 2014 including: (i) leading and managing the necessary to response to the FDA’s clinical hold on sovaprevir; (ii) supporting our clinical plans by filing CTA in New Zealand and Australia to ensure first in human studies in of ACH-3422; (iii) driving formulation and drug product development of ACH-2684 and ACH-3102 to ensure acceptable clinical formulations for use in 2014 clinical trials; (iv) development of a prototype tablet formulation of ACH-3422, and (v) supporting business development diligence activities.

Mr. Truitt’s annual cash bonus award for 2014 was $152,886, which represents 129.5% of his target bonus award. In making this award, the Compensation Committee considered his individual objectives for 2014 including: (i) conducting an external HCV product assessment and leading partnership activities on HCV assets; (ii) identifying the first target indication for Factor D inhibitors and its outlining its value proposition; (iii) leading the development of a commercial development plan for the Company’s HCV franchise; (iv) leading the strategic valuation efforts that provided benchmark valuations for the Company’s combination HCV regimens; and (v) leading commercial strategy development and supporting HCV portfolio activities.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2006 Stock Incentive Plan, which we refer to as the 2006 Plan, allows for the grant to employees, including executive officers and directors, of stock options, restricted stock and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants as part of our overall annual compensation review. Our Board of Directors has delegated authority to our Compensation Committee to make initial new employee equity grants, as well as annual grants of options to all of our employees. Occasionally, upon promotion or other circumstances, the Compensation Committee may grant awards at other times during the year.

Initial Stock Option Awards. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and typically have a vesting schedule of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter for the following three years. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review.

Annual Stock Option Awards. Our practice is to grant annual stock option awards as part of our overall compensation review process program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. As part of the year-end compensation review by our Compensation Committee, our senior executives recommend and the Compensation Committee approves, a pool of options to be granted to employees other than executive officers. In addition, our chief executive officer recommends and the Compensation Committee approves, certain option grants to executive officers. The size of those grants is based upon the number of shares required to deliver annual long-term incentives aligned with the 50th percentile based on Radford’s analysis of the fair value of option grants for similar positions within the companies represented in the compensation data we review.

Our Compensation Committee’s consultation with Radford in the fourth quarter of 2014 revealed that the fair value of the Company’s long-term equity-based awards were at the 50th percentile of our peer companies. Radford recommended, and the Compensation Committee approved, grants of stock option awards in December 2014 at the 50th percentile. These grants included a grant to Dr. Deshpande of an option to purchase 345,000 shares, grants to each of Ms. Fenton and Mr. Truitt of an option to acquire 110,000 shares, and a grant to Dr. Shah of an option to purchase 95,000 shares. Dr. Apelian was awarded an option to acquire 175,000 shares which was above the 50th percentile due to the fact that he exceeded his objectives and due to his exceptional performance. All grants were made at a purchase price of $13.24 per share, the closing market price per share on the date of grant.

The Compensation Committee’s objective in making these grants to each of our offices was to reward positive 2014 goal achievement and to provide long-term retention incentives.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) defined contribution plan. We currently match employee 401(k) contributions at a rate of $0.50 cents for each dollar contribution, up to 6% of eligible contributions. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an employee to join our company in a position where there is high market demand. We did not award any signing bonuses to executives in 2014.

In addition, we also reimburse Dr. Apelian and Mr. Truitt for reasonable travel and living expenses incurred as a result of their commuting from New Jersey and Pennsylvania, respectively, to our offices in Connecticut, and make a tax gross-up payments to Dr. Apelian and Mr. Truitt to reimburse them for any federal or state income taxes associated with receipt of such reimbursements (and related income taxes owed due to the receipt of the gross-up payment).

Termination Based Compensation

Severance. In the event we terminate Dr. Deshpande’s employment for reasons other than cause, death or disability, or if Dr. Deshpande terminates his employment for good reason (as defined in his employment agreement), he is entitled to receive (i) his salary in effect on the date of termination until the date that is eighteen months following the termination date; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for twelve months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event such termination occurs within twelve months following a change in control of the company, then he will receive his current year target cash performance incentive in lieu of the pro-rated amount described above and his right to severance will not terminate upon becoming employed by another company.

In the event we terminate Ms. Fenton’s employment for reasons other than cause, death or disability, or Ms. Fenton terminates her employment for good reason (as defined in her employment agreement), she is entitled to receive (i) her salary in effect on the date of termination until the earlier of (A) the date that is six or twelve months following the termination date (depending on whether she resigns for good reason and which good reason is the basis for the resignation) and (B) the date she commences full-time employment with another company; (ii) if she is eligible for and elects to receive COBRA continuation, payment of the premiums for his/her medical or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event the employment termination occurs within twelve months following a change in control of the company, then Ms. Fenton will receive her current year target cash performance incentive in lieu of the pro-rated amount described above and her right to severance will not terminate upon becoming employed by another company.

In the event we terminate Dr. Apelian’s, Mr. Truitt’s or Dr. Shah’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason (as defined in his employment agreement), such executive is entitled to receive (i) his salary in effect on the date of termination until the date that is twelve months following the termination date, until the earlier of (x) the date that is twelve months after the date of termination or (y) the date upon which the executive commences full-time employment with another company; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for twelve months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of the bonus payment earned or paid for the prior fiscal year; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. In the event such termination occurs within twelve months following a change in control of the company, then such executive will receive his current year target cash performance incentive in lieu of the pro-rated amount described above and his or her right to severance will not terminate upon becoming employed by another company. As noted above, Dr. Shah ceased to be an employee on March 31, 2015.

Acceleration of Vesting of Equity-Based Awards. In addition to the benefits described above, upon a change in control, each of our named executive officers is entitled to immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants. We refer to this as “single trigger” acceleration. In the event we terminate such executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding equity awards. We refer to this as “double trigger” acceleration. We believe that “single trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change of control and provides an incentive for executive officers to remain with Achillion despite the uncertainties raised by a possible change of control, while the “double trigger” provides an incentive for executive officers to pursue change of control events that could result in a termination of the officer’s employment but are in the best interests of our stockholders.

The agreements with our named executive officers also provide that the amount of severance benefits payable to such executive in connection with a change in control may be reduced by an amount such that the excise tax and nondeductibility provisions of sections 280G and 4999 of the Code, as amended, would not apply to such payments. The severance benefits payable will only be so reduced if the net after-tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.

Tax and Accounting Considerations

Section 162(m) of the Code. Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee periodically reviews the potential consequences of Section 162(m) of the Code and we generally intend to structure our stock options to comply with exemptions in Section 162(m) of the Code so that the compensation attributable to such options remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

Hedging and Pledging Policy

We have an insider trading policy that is applicable to all of our employees and members of our Board of Directors. The policy prohibits those individuals and their related persons from engaging in any speculative transactions involving our stock, including the following activities: short sales of our securities, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities based on our securities; purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities; the purchase of our securities on margin; borrowing against our securities held in a margin account; or pledging our securities as collateral for a loan. However, an exception may be granted in extraordinary situations where a person wishes to pledge our securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge our securities as collateral for a loan must submit a request for approval to our Chief Financial Officer. In addition, any such request by a director or executive officer must also be reviewed and approved by the Audit Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Gary E. Frashier, Chair

Kurt Graves

David Scheer

Robert Van Nostrand

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal years ended December 31, 2014, 2013 and 2012 for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who served as executive officers during the year ending December 31, 2014. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE FOR 2014

Name and Principal Position	Year	Salary ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation (2) ($)		All Other Compensation ($)		Total ($)
Milind Deshpande, Ph.D.	2014	484,100		4,070,653	(3)	384,860		8,124	(4)	4,947,737
Director, President and Chief Executive Officer	2013	435,583	(5)	3,679,998	(3)	148,893	(6)	7,992	(7)	4,272,466
	2012	376,100		922,084		201,272	(8)	7,833	(9)	1,507,289

Mary Kay Fenton,	2014	347,679	(10)	1,209,436		158,479		8,124	(4)	1,723,718
Executive Vice President and Chief Financial Officer	2013	326,400		580,968		74,256		7,992	(7)	989,616
	2012	300,800		922,084		138,176	(11)	7,833	(9)	1,368,893

David Apelian, M.D., Ph.D.	2014	457,600		1,791,457		212,212		32,016	(12)	2,493,285
Executive Vice President and Chief Medical Officer	2013	256,667	(13)	1,807,634		100,100	(14)	10,726	(15)	2,175,127
	2012	—		—		—		—		—

Gautam Shah, Ph.D.	2014	344,500		972,505		138,058		8,124	(4)	1,463,187
Former Executive Vice President and Chief Compliance Officer	2013	334,400		464,775		76,076		7,992	(7)	883,243
	2012	321,935	(16)	1,079,761		117,282	(17)	7,833	(9)	1,526,811

Joseph Truitt,	2014	335,408	(18)	1,209,436		152,886		42,312	(19)	1,740,042
Executive Vice President and Chief Commercial Officer	2013	313,300		464,775		71,276		37,266	(20)	886,617
	2012	304,200		922,084		109,558		31,738	(21)	1,367,580

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted in accordance with ASC 718, Stock Compensation. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2014, included in our annual report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 5, 2015.
(2)	The amounts in this column reflect discretionary cash performance-based bonus awards approved by the Compensation Committee in connection with our annual performance review process.
(3)	On December 17, 2013, the Compensation Committee granted Dr. Deshpande a stock option to purchase 400,000 shares of the Company’s common stock. On May 23, 2014, the Compensation Committee rescinded 250,000 shares underlying the original stock option in order to comply with the annual per-participant stock option limit for 2013 provided under the terms of our 2006 Plan. On that same date, the Compensation Committee also granted Dr. Deshpande a new stock option under the 2006 Plan to purchase 250,000 shares of common stock at the same exercise price, which price exceeded the fair market value of our stock on the grant date, and having the same expiration date as the rescinded award. The fair value of the option to purchase 250,000 shares of common stock in the amount of $538,922 is included in the “Option Awards” column for 2014. The amount previously reported in the “Option Awards” column for 2013 has been revised to reflect the rescission of 250,000 shares of common stock underlying the option that was awarded to Dr. Deshpande in December 2013.
(4)	Represents $324 of life insurance premiums paid by Achillion and $7,800 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(5)	In connection with his promotion to President and Chief Executive Officer in May 2013, Mr. Deshpande’s annual base salary was increased from $387,400 to $470,000.
(6)	Mr. Deshpande’s non-equity incentive plan compensation was calculated proportionally based on his salary and bonus rates for 2013.
(7)	Represents $342 of life insurance premiums paid by Achillion and $7,650 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(8)	In addition to Mr. Deshpande’s annual performance-based cash bonus, the Compensation Committee, in their discretion, granted an additional bonus award to Mr. Deshpande in the amount of $40,000 as a direct result if the rapid advancement of ACH-3102 and his oversight of the clinical development function in absence of a chief medical officer.
(9)	Represents $370 of life insurance premiums paid by Achillion and $7,463 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.
(10)	In connection with her promotion to Executive Vice President in March 2014, Ms. Fenton’s annual base salary was increased from $337,824 to $349,650.
(11)	In addition to Ms. Fenton’s annual performance-based cash bonus, the Compensation Committee, in their discretion, granted an additional bonus award to Ms. Fenton in the amount of $25,000 as a direct result of her management of the successful financing transaction in August 2012.
(12)	Represents $324 of life insurance premiums paid by Achillion, $17,400 for travel and living expense reimbursement incurred as a result of Mr. Apelian’s commuting from New Jersey to our offices in Connecticut and $14,292 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(13)	Dr. Apelian’s employment with the Company commenced in May 2013. Dr. Apelian’s annual base salary was $440,000.
(14)	Dr. Apelian’s non-equity incentive plan compensation was calculated based on his non pro-rated salary.
(15)	Represents $162 of life insurance premiums paid by Achillion, $5,800 for travel and living expense reimbursement incurred as a result of Mr. Apelian’s commuting from New Jersey to our offices in Connecticut and $4,764 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(16)	In connection with his promotion to Executive Vice President in April 2012, Dr. Shah’s annual base salary was increased from $313,700 to $324,680. Dr. Shah ceased to be a named executive officer on March 31, 2015.
(17)	Dr. Shah’s non-equity incentive plan compensation was calculated based on his salary as of December 31, 2012. Dr. Shah ceased to be an employee on March 31, 2015.
(18)	In connection with his promotion to Executive Vice President in March 2014, Mr. Truitt’s annual base salary was increased from $325,900 to $337,310.
(19)	Represents $324 of life insurance premiums paid by Achillion, $7,800 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $18,770 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $15,418 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(20)	Represents $342 of life insurance premiums paid by Achillion, $7,650 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $16,072 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $13,202 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.
(21)	Represents $370 of life insurance premiums paid by Achillion, $7,463 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan, $13,590 for travel and living expense reimbursement incurred as a result of Mr. Truitt’s commuting from Pennsylvania to our offices in Connecticut and $10,315 for a tax gross-up payment to reimburse him for the federal and state income taxes associated with receipt of the reimbursement.

GRANTS OF PLAN-BASED AWARDS FOR 2014

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal 2014 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options Awards (3)($)
Milind Deshpande, Ph.D.		290,460
Director, President and Chief Executive Officer	05/23/14		250,000	(4)	3.02	538,922
	12/02/14		345,000		13.24	3,531,730

Mary Kay Fenton		122,378
Executive Vice President and Chief Financial Officer	03/04/14		30,000		3.66	83,377
	12/02/14		110,000		13.24	1,126,059

David Apelian, M.D., Ph.D.		160,160
Executive Vice President and Chief Medical Officer	12/02/14		175,000		13.24	1,791,457

Gautam Shah, Ph.D.		120,575
Former Executive Vice President and Chief Compliance Officer	12/02/14		95,000		13.24	972,505

Joseph Truitt		118,059
Executive Vice President and Chief Commercial Officer	03/04/14		30,000		3.66	83,377
	12/02/14		110,000		13.24	1,126,059

(1)	Reflects the potential non-equity incentive compensation plan awards that could have been earned under our 2014 annual performance review process. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are not achieved or exceeded. The amounts actually paid to the named executive officers for performance in 2014 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(3)	The amounts reported in this column reflect the aggregate grant date fair value of awards computed in accordance with ASC 718.
(4)	On December 17, 2013, the Compensation Committee granted Dr. Deshpande a stock option to purchase 400,000 shares of the Company’s common stock. On May 23, 2014, the Compensation Committee rescinded 250,000 shares underlying the original stock option in order to comply with the annual per-participant stock option limit for 2013 provided under the terms of our 2006 Plan. On that same date, the Compensation Committee also granted Dr. Deshpande a new stock option under the 2006 Plan to purchase 250,000 shares of common stock at the same exercise price (which price exceeded the fair market value of our stock on the grant date) and having the same expiration date as the rescinded award.

Information Relating to Equity Awards and Holdings

Fiscal Year 2014 Equity Awards

The stock option awards disclosed in the Grants of Plan-Based Awards table were awarded by our Compensation Committee as part of the annual option award grants to our officers and employees. These awards represent compensation for performance in 2014. In addition, the Compensation Committee approved a stock option award for Dr. Deshpande in connection with his promotion to President and Chief Executive Officer and to Dr. Apelian in connection with his commencement of employment with the Company. All of the stock options in the Grants of Plan-Based Awards table were issued under our 2006 Plan and were granted with an exercise price per share equal to the closing price of our common stock on the Nasdaq Global Stock Market on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2014

The following table sets forth information concerning stock options on December 31, 2014, the last day of our fiscal year, for each of the named executive officers.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Milind Deshpande, Ph.D.	46,000	—	14.75	12/19/2016
Director, President and Chief Executive Officer	47,900	—	5.41	06/06/2017
	60,000	—	4.82	12/14/2017
	75,576	—	3.10	12/16/2020
	75,000	25,000	7.59	12/12/2021
	72,500	72,500	8.64	12/18/2022
	225,000	375,000	7.59	05/28/2023
	100,000	300,000	3.02	12/17/2023
	—	345,000	13.24	12/02/2024

Mary Kay Fenton	13,125	—	4.00	12/20/2015
Executive Vice President and Chief Financial Officer	49,000	—	14.75	12/19/2016
	45,000	—	4.82	12/14/2017
	43,500	—	1.05	12/15/2018
	33,250	—	3.28	12/18/2019
	188,000	—	3.10	12/16/2020
	56,250	18,750	7.59	12/12/2021
	72,500	72,500	8.64	12/18/2022
	62,500	187,500	3.02	12/17/2023
	—	30,000	3.66	03/04/2024
	—	110,000	13.24	12/02/2024

David Apelian, M.D., Ph.D.	75,000	125,000	7.59	05/28/2023
Executive Vice President and Chief Medical Officer	75,000	225,000	3.02	12/17/2023
	—	175,000	13.24	12/02/2024

Gautam Shah, Ph.D.	22,000	—	14.75	12/19/2016
Former Executive Vice President and Chief Compliance Officer	8,313	—	3.28	12/18/2019
	94,000	—	3.10	12/16/2020
	56,250	18,750	7.59	12/12/2021
	16,875	13,125	7.10	09/04/2022
	72,500	72,500	8.64	12/18/2022
	50,000	150,000	3.02	12/17/2023
	—	95,000	13.24	12/02/2024

Joseph Truitt	33,250	—	3.28	12/18/2019
Executive Vice President and Chief Commercial Officer	188,000	—	3.10	12/16/2020
	75,000	25,000	7.59	12/12/2021
	72,500	72,500	8.64	12/18/2022
	50,000	150,000	3.02	12/17/2023
	—	30,000	3.66	03/04/2024
	—	110,000	13.24	12/02/2024

(1)	The options granted have a ten year life and vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter.

OPTION EXERCISES AND STOCK VESTED FOR 2014

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Milind Deshpande, Ph.D.	216,624	1,501,978
Director, President Chief Executive Officer

Mary Kay Fenton,	—	—
Executive Vice President and Chief Financial Officer

David Apelian, M.D., Ph.D.	—	—
Executive Vice President and Chief Medical Officer

Gautam Shah, Ph.D.	—	—
Former Executive Vice President and Chief Compliance Officer

Joseph Truitt	100,000	685,209
Executive Vice President and Chief Commercial Officer

(1)	Calculated by multiplying the number of shares times the difference of the market price of the stock on the date of exercise less the exercise price.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with each of Drs. Deshpande, Apelian and Shah, Mr. Truitt and Ms. Fenton. The employment agreements for these officers generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our Board of Directors or a committee of the Board of Directors. The employment agreements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the Board of Directors in its discretion determines that such officer has achieved or surpassed performance goals established by the Board of Directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentage is 60% for Dr. Deshpande and 35% for Ms. Fenton, Drs. Apelian and Shah and Mr. Truitt. Dr. Shah ceased to be an employee on March 31, 2015.

Each officer is also eligible to participate in any of our equity incentive programs. In addition, each officer’s employment agreement provides for severance benefits in the event Achillion terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements), death or disability, or they terminate their respective employment for good reason (as defined in their respective employment agreements). In addition, if, within one year following a change in control of Achillion, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits.

For additional information about our executive compensation program generally and the terms of our employment agreements with our executive officers, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurred on December 31, 2014 are set forth in the table below.

		Triggering Event
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause (other than following a Change In Control) ($)		Resignation For Good Reason or Termination Without Cause Within 12 Months Following a Change-in- Control ($)		Resignation Due to Requirement For Executive to Relocate (other than following a Change In Control) ($)
Milind Deshpande, Ph.D.	Severance Payments	—		726,150	(1)	726,150	(1)	726,150	(1)
	Bonus Payment	—		290,460	(2)	290,460	(3)	290,460	(3)
	Continuation of Benefits	—		—	(4)	—	(4)	—	(4)
	Market Value of Stock Vesting(5)	1,869,363	(6)	—		4,894,725	(7)	—

	Total	1,869,393		1,016,610		5,911,335		1,016,610

Mary Kay Fenton	Severance Payments	—		347,679	(1)	349,679	(1)	347,679	(1)
	Bonus Payment	—		121,688	(2)	121,688	(3)	121,688	(3)
	Continuation of Benefits	—		18,988	(4)	18,988	(4)	18,988	(4)
	Market Value of Stock Vesting(5)	859,538	(6)	—		2,337,425	(7)	—

	Total	859,538		488,355		2,827,780		488,355

David Apelian, M.D., Ph.D.	Severance Payments	—		457,600	(1)	457,600	(1)	457,600	(1)
	Bonus Payment	—		160,160	(2)	160,160	(3)	160,160	(3)
	Continuation of Benefits	—		18,988	(4)	18,988	(4)	18,988	(4)
	Market Value of Stock Vesting(5)	925,250	(6)	—		2,659,250	(7)	—

	Total	925,250		636,748		3,295,998		636,748

Gautam Shah, Ph.D.(8)	Severance Payments	—		344,500	(1)	344,500	(1)	344,500	(1)
	Bonus Payment	—		120,575	(2)	120,575	(3)	120,575	(3)
	Continuation of Benefits	—		—	(4)	—	(4)	—	(4)
	Market Value of Stock Vesting(5)	718,363	(6)	—		1,801,194	(7)	—

	Total	718,363		465,075		2,266,269		465,075

Joseph Truitt	Severance Payments	—		335,408	(1)	335,408	(1)	335,408	(1)
	Bonus Payment	—		117,393	(2)	117,393	(3)	117,393	(3)
	Continuation of Benefits	—		18,988	(4)	18,988	(4)	18,988	(4)
	Market Value of Stock Vesting(5)	773,288	(6)	—		2,020,425	(7)	—

	Total	773,288		471,789		2,492,214		471,789

(1)	Represents a lump sum payment equal to twelve months of each executive’s base salary at the time of termination except in the case of Dr. Deshpande for whom the amount represents a lump sum payment equal to eighteen months of base salary.
(2)	This amount is calculated under the assumption that the termination date is the last day of the fiscal year.
(3)	Represents a payment equal to each executive’s annual target bonus payment.

(4)

Represents payment for the continuation of medical and dental benefit coverage equal to the share of the premium for such coverage currently paid by us until the earlier of the end of the 12th month after his or her employment ends or the date the covered individual’s COBRA continuation coverage expires, except in the case of Dr. Deshpande for whom the amount represents 18 months of coverage. For purposes of this table, we have calculated the value of the continuation of benefits based on premium amounts as of December 31, 2014.

(5)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2014, or $12.25 per share.
(6)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive.
(7)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.
(8)	Dr. Shah ceased to be an employee on March 31, 2015.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2014.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,493,314	(1)	$6.88	(2)	1,757,551	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	9,413,314				1,757,551

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 1998 Plan and our 2006 Plan.
(2)	Only stock option awards were used in computing the weighted average exercise price.
(3)	Includes 1,715,781 shares of our common stock available for issuance under our 2006 Plan and 41,770 shares of common stock available for issuance under our 2006 Employee Stock Purchase Plan.

Compensation of Directors

Under our Director Compensation Policy each of our non-employee directors receives (i) a fee of $2,000 for each Board of Directors meeting that such non-employee director attended in person, (ii) a fee of $1,000 for each Board of Directors meeting at which the director participated telephonically, and (iii) reimbursement for all expenses incurred in attending Board of Directors and committee meetings. In addition, non-employee directors receive an annual retainer of $30,000, payable in quarterly installments. Directors who serve on the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or Strategy and Corporate Development Committee receive a fee of $1,000 for each such committee meeting attended outside of a regularly scheduled meeting of the full Board of Directors. The Chairman of the Board receives an additional retainer of $25,000, the Chairperson of the Audit Committee receives an additional annual retainer of $10,000 and each of the chairpersons of the Compensation Committee, Nominating and Corporate Governance Committee and Strategy and Corporate Development Committee receive an additional annual retainer of $5,000.

In addition, subject to approval of the Board of Directors, each non-employee director receives (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 30,000 shares of our common stock which vests immediately upon election and (ii) an annual nonstatutory stock option grant for the purchase of 25,000 shares of our common stock under our 2006 Plan, which vests as to 25% on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter. We do not compensate directors who are also our officers or employees for service as a director.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2014:

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Jason Fisherman, M.D.	48,000	255,922	—	303,922
Gary Frashier	70,000	255,922	—	325,922
Kurt Graves	59,000	255,922	—	314,922
Michael D. Kishbauch	50,000	255,922	—	305,922
Dennis Liotta, Ph.D.	41,000	255,922	—	296,922
David Scheer	92,000	255,922	—	347,922
Robert Van Nostrand	78,000	255,922	—	333,922
Nicole Vitullo	56,000	255,922	—	311,922

(1)	The amounts in this column reflect the aggregate grant date fair value of the option awards granted for the fiscal year ended December 31, 2014, in accordance with ASC 718, Stock Compensation. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2014, included in our annual report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 5, 2015.
(2)	The number of shares underlying stock options granted to our directors in 2014 are:

Name	Grant Date	Number of Shares Underlying Stock Option Grants in 2014(#)
Jason Fisherman, M.D.	12/02/2014	25,000
Gary Frashier	12/02/2014	25,000
Kurt Graves	12/02/2014	25,000
Michael D. Kishbauch	12/02/2014	25,000
Dennis Liotta, Ph.D.	12/02/2014	25,000
David Scheer	12/02/2014	25,000
Robert Van Nostrand	12/02/2014	25,000
Nicole Vitullo	12/02/2014	25,000

(5)	The aggregate outstanding options for each non-employee director as of December 31, 2014 are:

Name	Aggregate Options Outstanding(#)
Jason Fisherman, M.D.	195,000
Gary Frashier	118,750
Kurt Graves	205,000
Michael D. Kishbauch	216,250
Dennis Liotta, Ph.D.	185,000
David Scheer	220,000
Robert Van Nostrand	220,000
Nicole Vitullo	140,000

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Frashier, Graves, Scheer and Van Nostrand. No member of the Compensation Committee was at any time during 2014, or formerly, an officer or employee of ours or any subsidiary of ours. Messrs. Frashier, Graves, Scheer and Van Nostrand have not had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Achillion has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

OTHER MATTERS

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2014 and discussed them with our senior executives and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by the Public Company Accounting Oversight Board, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

By the Audit Committee of the Board of Directors:

Robert Van Nostrand, Chair
Jason Fisherman
Gary Frashier

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$562,755	$449,700
Audit-Related Fees(2)	44,838	—
Tax Fees(3)	32.200	23,000
All Other Fees(4)	1,818	1,818

Total Fees	$641,611	$474,518

(1)	Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under Audit Fees.
(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2014 and 2013.
(4)	All Other Fees for fiscal 2014 and 2013 consists of a subscription to PricewaterhouseCoopers LLP’s online accounting research library.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In fiscal 2014, there were no audit fees approved outside of the pre-approval process outlined above.

Certain Relationships and Related Transactions

Item 404(a) of Regulation S-K requires us to disclose in our proxy statement any transaction since January 1, 2014, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

In accordance with our Audit Committee charter, members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the NASDAQ Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000 and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Under our Code of Business Conduct and Ethics, a director is required to promptly disclose to our Board of Directors any potential or actual conflict of interest involving him or her. In accordance with our Code of Business Conduct and Ethics, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Pursuant to its charter, the Audit Committee has determined that there have been no related party transactions since January 1, 2014 requiring disclosure under Item 404(a) of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2014 all our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Stockholder Proposals for the 2016 Annual Meeting

Proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than December 29, 2015 for inclusion in the proxy statement for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be received by our Secretary at our principal offices not later than March 4, 2016 or earlier than February 3, 2016. The advance notice provisions of our by-laws supersede the notice requirements contained in Rule 14a-4 under the Exchange Act.

Appendix A

ACHILLION PHARMACEUTICALS, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this Plan is to provide eligible employees of Achillion Pharmaceuticals, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $.001 par value (the “Common Stock”). 2,000,000 shares of Common Stock in the aggregate have been approved for this purpose. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1. Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b) they have been employed by the Company or a Designated Subsidiary for at least six months prior to enrolling in the Plan; and

(c) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each September 1 and March 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings. Notwithstanding anything to the contrary, the first Plan Period shall begin on the later of (i) the first date that the Common Stock is publicly traded following the Company’s initial public offering (the “IPO Date”) or (ii) September 1, 2006, and shall end on February 28, 2007.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office at least five business days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding

Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

5. Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 15% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. The Board or the Committee may, at its discretion, designate a lower maximum contribution rate. Payroll deductions may be at the rate of 2%, 4%, 6%, 8%, 10% or 15% of Compensation with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld. The minimum payroll deduction is such percentage of compensation as may be established from time to time by the Board or the Committee.

6. Deduction Changes. An employee may decrease or discontinue his payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8. Withdrawal of Funds. An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9. Purchase of Shares.

(a) Number of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) the largest number of whole shares of Common Stock of the Company as does not exceed the employee’s accumulated payroll deductions as of the Exercise Date divided by the Option Price for such Plan Period; provided, however, that no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock for each calendar year in which the Option is outstanding at any time.

(b) Option Price. The Board or the Committee shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of (i) the closing price of the Common Stock on the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of a determination by the Board or the Committee, the Option Price will be 85% of the lesser of the closing price of the Common Stock on the (i) first business day of the Plan Period or (ii) the Exercise Date. The closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq

National Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal; provided that, with respect to the first Plan Period, the closing price on the Offering Commencement Date shall be the initial public offering price provided for in the underwriting agreement entered into by the Company in connection with the IPO. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

(c) Exercise of Option. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

(d) Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

13. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment for Changes in Common Stock and Certain Other Events.

a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be appropriately adjusted to the extent determined by the Board or the Committee.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Board or the Committee shall take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated as of the effective date of the Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to an employee equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the employee’s Option (to the extent the Option Price does not exceed the Acquisition Price) minus (B) the aggregate Option Price of such Option, in exchange for the termination of such Option, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16. Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

17. Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro-rata basis.

18. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

19. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20. Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22. Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

23. Special Provisions for First Plan Period. The following provisions of this Section 23 shall apply with respect to the first Plan Period notwithstanding any provision of the Plan to the contrary:

Every eligible employee shall automatically become a participant in the Plan for the first Plan Period at the highest percentage of Compensation permitted under Section 5. No payroll deductions shall be required for the first Plan Period; however, a participant may, at any time after the effectiveness of the Plan’s Registration Statement on Form S-8, elect to have payroll deductions up to the aggregate amount which would have been credited to his or her account if a deduction of ten percent (10%) of the Compensation which he or she received on each pay day during the first Plan Period had been made (the “Maximum Amount”) or decline to participate by filing an appropriate subscription agreement.

Upon the automatic exercise of a participant’s option on the Exercise Date for the first Plan Period, a participant shall be permitted to purchase shares with (i) the accumulated payroll deductions in his or her account, if any, (ii) a direct payment from the participant, or (iii) a combination thereof; provided, however that the total amount applied to the purchase may not exceed the Maximum Amount.

24. Withholding. Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

25. Effective Date and Approval of Shareholders. The Plan shall take effect on the IPO Date, subject to approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors

on May 15, 2006

Approved by the stockholders on

September 21, 2006

ACHILLION PHARMACEUTICALS, INC.

Amendment No. 1 To

2006 Employee Stock Purchase Plan

Achillion Pharmaceuticals, Inc.’s (the “Company”) Employee Stock Purchase Plan (the “Plan”), pursuant to Section 16 thereof, is hereby amended as follows:

Section 3 of the Plan is deleted in its entirety and the following is inserted in lieu thereof:

“3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each December 1 and June 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings. Notwithstanding anything to the contrary, the first Plan Period shall begin on the later of (i) the first date that the Common Stock is publicly traded following the Company’s initial public offering (the “IPO Date”) or (ii) December 1, 2006, and shall end on May 31, 2007.”

Section 15(a) of the Plan is deleted in its entirety and the following is inserted in lieu thereof:

“15.	Adjustment for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be appropriately and equitably adjusted in the manner determined by the Board or the Committee.”

Adopted by the Board of Directors: September 18, 2006

ACHILLION PHARMACEUTICALS, INC.

Amendment No. 2 To

2006 Employee Stock Purchase Plan

Achillion Pharmaceuticals, Inc.’s (the “Company”) Employee Stock Purchase Plan (the “Plan”), pursuant to Section 16 thereof, is hereby amended as follows:

At the end of Section 2 of the Plan, the following additional paragraph is inserted:

“The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).”

Section 9(a) of the Plan is deleted in its entirety and the following is inserted in lieu thereof:

“(a) Number of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a whole number of shares of Common Stock of the Company determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price (as defined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined as of the Offering Commencement Date) for each calendar year in which the Option is outstanding at any time.”

The following is inserted as Section 25 and the current Section 25 is renumbered as Section 26:

“25. Grants to Employees in Foreign Jurisdictions. The Company may, in order to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.”

Adopted by the Board of Directors: March 9, 2010

Appendix B

ACHILLION PHARMACEUTICALS, INC.

2015 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2015 Stock Incentive Plan (the “Plan”) of Achillion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such

Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant such Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act). The Board may not delegate authority under this Section 3(c) to grant Restricted Stock, unless Delaware law then permits such delegation.

(d) Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Marketplace Rules.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to the sum of (i) 6,900,000 new shares of common stock, $.001 par value per share, of the Company (the “Common Stock”), (ii) up to 1,716,000 additional shares of Common Stock reserved for issuance under the Company’s 2006 Stock Incentive Plan, as amended (the “Existing Plan”) that remain available for grant under the Existing Plan as of the Effective Date and (iii) up to 9,331,347 shares of Common Stock subject to awards granted under the Existing Plan to the extent that such awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations under the Code). Any or all of the shares available for issuance under the Plan may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Fungible Share Pool. Subject to adjustment under Section 10, any Award that is not a Full-Value Award (as defined below) shall be counted against the share limits specified in Sections 4(a)(1) and the sublimit contained in Section 4(b)(2) as one share for each share of Common Stock subject to such Award and any Award that is a Full-Value Award shall be counted against the share limits specified in Sections 4(a)(1) and the sublimit contained in Section 4(b)(2) as 1.2 shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any award of Restricted Stock, RSUs or Other Stock-Based Award with a per share price or per unit purchase price lower than 100% of Fair Market Value (as defined below) on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as 1.2 shares is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with 1.2 shares.

(3) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimit contained in Section 4(b)(2):

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimit referenced in the first clause of this Section 4(a)(3); provided, however, that if the Company grants a SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of a SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall be added back to the number of shares available for the future grant of Awards. For the avoidance of doubt, (1) in the case of the exercise of a SAR, the number of shares counted against the shares available under the Plan and against the sublimit referenced in the first clause of this Section 4(a)(3) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (2) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy minimum statutory tax withholding obligations with respect to any Award (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(D) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Sublimits. Subject to adjustment under Section 10, the following sublimits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,500,000 per fiscal year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”). The fungible share counting rules in Section 4(a)(2) shall not apply for purposes of this Section 4(b)(1) and instead, each share subject to any type of Award shall be counted as one share for purposes of this Section 4(b)(1).

(2) Limit on Awards to Non-Employee Directors. The maximum number of shares with respect to which Awards may be granted to directors who are not employees of the Company at the time of grant shall be 10% of the maximum number of authorized shares set forth in Section 4(a)(1).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Achillion Pharmaceuticals, Inc., any of Achillion Pharmaceuticals’ present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board (“Fair Market Value”) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding

Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).

(h) No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i) No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6.	Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of NASDAQ.

7.	Restricted Stock; RSUs

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“RSUs”).

(b) Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to RSUs.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each RSU, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of such number of shares. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”).

(2) Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

(3) Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.

8.	Other Stock-Based Awards

(a) General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(c) Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.

9.	Performance Awards.

(a) Grants. Restricted Stock, RSUs and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b) Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(c) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: (i) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (ii) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (iii) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (iv) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (v) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (vi) new product or service releases; (vii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Board from time to time; and/or (viii) specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings and (ix) achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and

(z) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(d) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(e) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

10.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised and/or unvested Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 10(b)(2)(A), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 10(b)(2)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

11.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.

(d) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy minimum statutory tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e) Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings, Section 9 with respect to Performance Awards or Section 12(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

12.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval.

Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 11:59 p.m., Eastern Time, on June 1, 2015.

Vote by Internet
• Go to www.investorvote.com/ACHN • Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

1. To elect three Class III Directors for terms to expire at our 2018 annual meeting of stockholders or until their successors are duly elected and qualified.												+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Milind Deshpande	☐	☐	☐	02 - Jason Fisherman	☐	☐	☐	03 - Gary Frashier	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve an advisory vote on executive compensation.	☐	☐	☐	3. To approve an amendment to our 2006 Employee Stock Purchase Plan, as amended to date, to increase the number of shares of common stock authorized for issuance under the plan by 1,700,000 shares.	☐	☐	☐

4. To approve the adoption of our 2015 Stock Incentive Plan.	☐	☐	☐	5. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

6. To transact such other business as may properly come before the meeting, including any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership, only authorized persons should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — ACHILLION PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 2, 2015 at 9:00 a.m.

300 George Street, New Haven, CT 06511

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC.

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Milind S. Deshpande and Mary Kay Fenton, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2015 Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC. LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE